SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                              PRELIMINARY PROXY MATERIALS
                                                     DATED APRIL 19, 2002
                                                    SUBJECT TO COMPLETION

                         ICN PHARMACEUTICALS, INC.



                                                            April _, 2002


To the Stockholders of
ICN Pharmaceuticals, Inc.:

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of ICN Pharmaceuticals, Inc., which will be held on May 29, 2002, at 10:00 a.m. P.D.T. at ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626. Official Notice of the Meeting, a Proxy Statement and a form of proxy accompany this letter.

     The Company's 2001 Annual Report accompanies this Proxy Statement.

                                   NOTICE

     Franklin Mutual Advisors, LLC, Iridian Asset Management LLC and certain of their affiliates (the "Dissident Stockholders") have filed preliminary proxy materials and commenced a proxy contest in opposition to two of the director nominees selected by your Board of Directors. The Dissident Stockholders will also be seeking your support to elect two additional nominees who would replace the highly qualified and experienced nominees proposed for election by your Board of Directors. One of the nominees proposed by the Dissident Stockholders, Richard H. Koppes, is also being nominated by your Board of Directors.

     Notwithstanding the allegations made by the Dissident Stockholders, ICN has been proceeding diligently to implement its restructuring plan and to update and revise its corporate governance policies. The initial public offering of our subsidiary Ribapharm Inc., a major component of this restructuring plan, has now been completed. The Board of ICN is taking further steps to implement the restructuring which it believes to be in the best interests of and for the long term benefit of its stockholders.

     We urge you to reject the two nominees of the Dissident Stockholders who your Board of Directors has not nominated -- do not sign any proxy card they may send you. Please be assured that your Board of Directors will continue to act in the best interest of all ICN stockholders.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. ON BEHALF OF YOUR BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                By Order of the Board of Directors,



                                Milan Panic
                                Chairman of the Board

                         ICN PHARMACEUTICALS, INC.
                             3300 Hyland Avenue
                        Costa Mesa, California 92626
                             ------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                MAY 29, 2002
                             ------------------

To the Stockholders of
ICN Pharmaceuticals, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, on May 29, 2002, at 10:00 a.m., local time, for the following purposes:

  1. To elect three directors, to hold office until the 2005 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

  2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on April 9, 2002 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.


                                By Order of the Board of Directors,


                                Milan Panic
                                Chairman of the Board



                                Gregory Keever
                                Secretary


Dated: April __, 2002

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED GOLD PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY THE DISSIDENT STOCKHOLDERS. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY MUTUAL SHARES FUND, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD IN THE ACCOMPANYING ENVELOPE.

                         ICN PHARMACEUTICALS, INC.
                             3300 Hyland Avenue
                        Costa Mesa, California 92626
                             ------------------

                              PROXY STATEMENT
                             ------------------

                ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                MAY 29, 2002

     This Proxy Statement is being mailed on or about April [ ], 2002, to stockholders of ICN Pharmaceuticals, Inc. (the "Company" or "ICN") in connection with the solicitation of proxies by the ICN Board of Directors for use at the Annual Meeting of Stockholders to be held on May 29, 2002, or any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in accordance with the recommendations of the Board of Directors. A stockholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Chairman of the Board of the Company, at the address of the Company, by revoking it in person at the Annual Meeting or by voting at the Annual Meeting. Stockholders may also revoke a prior proxy by executing a later-dated proxy and submitting it to any person; provided that such person ultimately delivers such later dated proxy to the Secretary of the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned the enclosed proxy does not alone revoke the proxy. If shares are held by a broker or other intermediary, a properly executed proxy from the record holder of such shares must be presented in order to vote such shares at the Annual Meeting.


                             VOTING SECURITIES

     Only stockholders of record at the close of business on April 9, 2002 will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 9, 2002, there were outstanding 83,816,672 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), held of record by approximately 6,872 stockholders, each of which shares is entitled to one vote at the Annual Meeting.


                           ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors be divided into three classes of directors. Three directors are to be elected at the 2002 Annual Meeting, each to serve until the 2005 Annual Meeting of Stockholders and until his successor is elected and qualified. The nominees of the Board of Directors are Senator Birch E. Bayh, Jr., Abraham E. Cohen and Richard H. Koppes. Senator Bayh has been a director of ICN (or its predecessor company) since 1992. Mr. Cohen was appointed to the Board of Directors on April 10, 2002, upon the resignation of Alan Charles from the Board of Directors. Mr. Koppes would be a new director of the Company. If for any reason any nominee should not be available for election or be unable to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will be unavailable for election or unable to serve.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of our three nominees listed above. If any other matters are properly presented at the Annual Meeting for action, which is not presently contemplated, the proxy holders will vote the proxies (which confer discretionary authority upon such holder to vote on such matters) in accordance with their best judgment.

     The presence, in person or by proxy, of the holders of a majority of the Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the holders of the Common Stock present, in person or represented by proxy at the Annual Meeting and entitled to vote their Common Stock, is required to elect directors. Abstentions and broker non-votes in connection with the election of directors shall have no effect on such matters since directors are elected by a plurality of the votes cast at the Annual Meeting.

     The Board of Directors of the Company recommends that the stockholders vote FOR the election of the three nominees for director proposed by your Board named in this Proxy Statement. Franklin Mutual Advisors, LLC, Iridian Asset Management LLC and certain of their affiliates (the "Dissident Stockholders") are seeking to elect the following persons to the Board:
Richard H. Koppes, Robert W. O'Leary and Randy H. Thurman. The nominations of Mr. O'Leary and Mr. Thurman are in opposition to the nominations of Senator Bayh and Mr. Cohen proposed by your Board. Your Board supports the election of Mr. Koppes. YOUR BOARD BELIEVES THAT THE ELECTION OF MR. O'LEARY AND MR. THURMAN WOULD NOT BE IN YOUR BEST INTEREST.


               INFORMATION CONCERNING NOMINEES AND DIRECTORS

     The Board of Directors currently consists of twelve members and will consist of nine members after this election: Senator Bayh and Messrs. Cohen and Koppes are standing for election for terms expiring in 2005. Messrs. Jean-Francois Kurz, Milan Panic and Roderick M. Hills are serving until the 2003 Annual Meeting of Stockholders. Messrs. Edward A. Burkhardt and Steven
J. Lee and General Ronald R. Fogleman are serving until the 2004 Annual Meeting of Stockholders. Set forth below with respect to each director is certain personal information, including the present principal occupation and recent business experience, age, year commenced service as a director of the Company (including service as a director of a predecessor company) and other corporate directorships.

     Mr. Alan F. Charles, a director of the Company since 1986, resigned from the Board of Directors of the Company on April 10, 2002. He remains as Executive Vice President, Corporate Relations of the Company, a position he assumed in December 2001. Mr. Charles' resignation was consistent with the Company's long standing policy to limit the number of Company employees on the Board. Mr. Cohen became a director upon Mr. Charles' resignation. Dr. Roger Guillemin, a director of the Company since 1989, resigned from the Board of Directors of the Company and became a member of the board of directors of Ribapharm Inc. ("Ribapharm"), a majority owned subsidiary of the Company, upon completion of the initial public offering of the common stock of Ribapharm on April 17, 2002 (the "Ribapharm Offering"). Dr. Guillemin's resignation was consistent with the Company's intention that no person would serve as a director of both the Company and Ribapharm. Mr. Hills' appointment by the Board as a director became effective upon Dr. Guillemin's resignation.

     Messrs. Norman Barker, Jr., Adam Jerney and Stephen D. Moses, and Ms. Rosemary Tomich, whose terms expire in 2002, are not seeking re-election.

     On October 19, 2000, the Company entered into an agreement with Special Situations Partners, Inc. ("SSP") pursuant to which the Company agreed to hold the 2001 Annual Meeting of Stockholders no later than May 30, 2001 and the 2002 Annual Meeting of Stockholders no later than May 29, 2002. The agreement also provides that the Company will cause the size of the Board to be reduced to nine (9) members by no later than the 2002 Annual Meeting of Stockholders. The agreement provides that this reduction is to be accomplished by reducing to three the number of directors to be elected at each annual meeting of stockholders beginning with the 2000 Annual Meeting of Stockholders and that the number of directors elected at the 2001 and 2002 Annual Meetings in no event constitute less than two-thirds of the Board; and the Company would not impede or prevent any qualified person from soliciting proxies, making stockholder proposals or nominating directors at the 2001 and 2002 Annual Meetings. In accordance with the agreement with SSP, the Company has amended its By-laws to incorporate the provisions specified above.

     On October 19, 2000, the Company and Relational Investors LLC, on its own behalf and on behalf of each of its affiliates (collectively, "Relational"), entered into an agreement in which Relational agreed to withdraw nominees for election at the 2000 Annual Meeting. The Company and Relational further agreed that David H. Batchelder would resign as a director of the Company if the Company requested him to do so prior to the 2000 Annual Meeting. If Relational determined that the Company had not made sufficient progress in executing its restructuring, then Relational had the right to request that the Company cause a nominee designated by Relational to be appointed to, as well as nominated for election to, the class of directors with a term expiring at the 2004 Annual Meeting, and if that nominee is not elected as a director at the 2001 Annual Meeting, then the Company would appoint that nominee to the Board of Directors. Mr. Batchelder resigned from the Board of Directors on October 25, 2000. On March 1, 2001, Relational requested that the Company nominate Mr. Batchelder for election at the 2001 Annual Meeting. On April 6, 2001, the Company advised Relational that it did not believe Relational was entitled to any right to board membership for two primary reasons. First, the correspondence received by the Company from Relational Investors LLC did not indicate that affiliates of Relational Investors LLC had made the determination for nominee designation as required by the terms of the agreement. Because the agreement was entered into by Relational Investors LLC on its own behalf and on behalf of each of its affiliates, a request for appointment of a nominee to the Board of Directors was not valid, in the Company's view, unless all of Relational Investors LLC's affiliates jointly requested the appointment. The Company was, therefore, unable to determine whether the conditions to Relational's rights under the agreement had been satisfied. Second, at the time the Company negotiated the agreement, it was the Company's opinion that Relational's desire to obtain a Board seat was based upon the fact that Relational was a significant stockholder of the Company. At that time, it was also implied to the Company that Relational would continue to remain a significant stockholder. However, based upon public filings, it was the Company's understanding that Relational had sold all but 100 shares of its Common Stock by that time. Based upon public filings, the Company does not believe that Relational owns any shares of Common Stock at this time. The Company, therefore, may have entered into the agreement based on misleading information concerning Relational's intentions. On April 19, 2001, Mr. Batchelder advised the Company that Relational disagreed with the Company's position and reserved all of its rights under the agreement, including, without limitation, those relating to specific performance. No further correspondence has been received by the Company from Relational on these issues. If it is ultimately determined by a court of competent jurisdiction that Relational is entitled to designate a nominee to be appointed to the Board of Directors, the Company will appoint such nominee to the Board of Directors. It is the Company's position that in this event the Board of Directors would have the right to determine the class of directors to which the Relational nominee would be appointed (however, the Company's right to do so may not be free from doubt). Under the Company's By-laws (as amended in accordance with the terms of the agreement with SSP), there will be no position available in the classes of directors whose terms expire at the 2003, 2004 or 2005 Annual Meeting of Stockholders, unless there is a vacancy, by resignation or otherwise, or the Board of Directors unanimously agrees to amend the By-laws (or is compelled by a court of competent jurisdiction to amend the By-laws).

     Messrs. Burkhardt and Lee and General Fogleman were elected to the Board of Directors at the 2001 Annual Meeting of Stockholders for terms expiring at the 2004 Annual Meeting of Stockholders. These directors were nominated by the ICN Committee to Maximize Shareholder Value and were opposed by nominees selected by the Board of Directors. The members of the ICN Committee to Maximize Shareholder Value were these three directors, SSP and Providence Capital, Inc. ("Providence"). Providence is presently acting as financial advisor to the Dissident Stockholders.

     On March 13, 2002, the Board appointed a Nominating Committee to consider the qualifications of potential candidates for election to the Board and to recommend candidates to the Board of Directors. The members of the Nominating Committee are General Fogleman, and Messrs. Burkhardt and Barker. General Fogleman and Mr. Burkhardt are stockholder nominated directors elected at the 2001 Annual Meeting. The Nominating Committee considered potential candidates to fill Dr. Guillemin's position (due to his then pending resignation upon completion of the Ribapharm Offering), Mr. Charles' position (due to his then pending resignation due to his appointment as an executive officer of the Company), and the three positions to be filled at the Annual Meeting. The Nominating Committee interviewed and reviewed the background and qualifications of, various candidates for election to the Board of Directors, including Senator Bayh and Messrs. Cohen, Koppes, O'Leary, Thurman and Hills, as well as each of the members of the Board of Directors whose terms is expiring at the Annual Meeting. The Nominating Committee made various interim reports to the Board and on April 2, 2002, as a result of recommendations by the Nominating Committee, the full Board appointed Mr. Hills a director of the Company, with such appointment becoming effective upon Dr. Guillemin's resignation at the time of the completion of the Ribapharm Offering.

     The Nominating Committee made its final report to the Board on April 10, 2002. That report concluded that each of the aforementioned candidates interviewed by the Committee were qualified to serve as a director of the Board. Following that report, the Board unanimously determined that it would be in the best interests of ICN to nominate a slate of directors at the Annual Meeting consisting of: Senator Bayh and Messrs. Cohen and Koppes (the "ICN Nominees"). At the same time, due to the resignation of Alan Charles from the Board, the Board appointed Mr. Cohen to fill the remainder of Mr. Charles' term, which expires at the Annual Meeting.

     The Company believes that the addition of Mr. Hills and the ICN Nominees to the Board will bring diversified skills and professional experience to the Board that will complement the skills and professional experience of the remaining Board members.

          o Mr. Hills is the former Chairman of the SEC and was a Distinguished Faculty Fellow and lecturer in international finance at Yale University.

          o Senator Bayh served as a United States Senator from the State of Indiana for 18 years and has served on ICN's board since 1992.

          o Mr. Cohen has significant experience in the pharmaceutical industry, particularly in international markets where the Company has significant operations.

          o Mr. Koppes is an advocate of corporate governance and will facilitate the Company's implementation of recently adopted corporate governance guidelines.

     When combined with the election of the three stockholder nominated directors at the 2001 annual meeting, the election of the ICN Nominees at the Annual Meeting would result in six of the nine ICN directors having served on the Board for one year or less. All six of these directors would have had no relationship with the Company prior to being elected or appointed to the Board. Among these six new directors, four would be stockholder nominated directors.

     After being notified of the Board's decision to nominate him, Mr. Koppes sent the following letter to the Company:


          "I understand from our telephone conversation last Thursday night that ICN is considering including me as part of the company's slate of nominees for election to the board at the upcoming annual meeting. I am honored that the company is considering such a nomination.

          "As you know, however, I have already agreed to be nominated, and I fully expect and intend to be nominated and supported, by Franklin Mutual Advisers and Iridian Asset Management, together with two other well-qualified gentlemen, Mr. Randy Thurman and Mr. Robert O'Leary.

          "While neither I nor FMA or Iridian can object if ICN chooses not to oppose my candidacy, I should make my position clear. I have agreed to be nominated by FMA and Iridian because I share the concerns they have raised and believe in the positions they have advocated in their proxy materials and other communications with ICN. I intend to participate in the solicitation process in support of these positions and in favor of the election of the entire slate of FMA and Iridian's nominees (including myself) and thus against the election of any other persons.

          "Moreover, since I will not be supporting the company's nominees or its efforts to defeat the candidacies of FMA and Iridian's nominees, I cannot and will not permit ICN to suggest otherwise or to associate my name with any of its proxy solicitation materials or efforts to that effect.

          "Thank you in any event for your personal consideration. I look forward to serving on the ICN board with you."


     On April 18, 2002, the Company sent the following letter to Mr.
Koppes:


          "We were surprised by your letter to General Fogleman dated April 16, 2002.

          "When you met with our Nominating Committee in Chicago on April 2, 2002, we understood that the purpose of the meeting was to provide an opportunity for the Committee to meet you and determine whether you were qualified to serve as an ICN director and to report its findings to the ICN Board in connection with the selection by the ICN Board of its nominees for election to the Board at the May 2002 annual meeting. Thus your meeting with the Committee for purposes of potentially being nominated by the Board constituted consent to being nominated by the Company's Board of Directors for election at the May 2002 annual meeting. For you now not to agree to serve on the Company's slate casts in question the validity of your nomination by Iridian Asset Management and Franklin Management since no stockholder nominee is eligible for election as a director of ICN unless nominated in accordance with Article Ninth. We note that it is now too late for Iridian and Franklin to nominate under Article Ninth a replacement for you if you determine not to serve.

          "For your information, the Nominating Committee reported to the full ICN Board of Directors that you had advised them that you were willing to serve as an ICN director and have your name put to the Board for consideration by the Board for its slate and, if elected, you would be an independent director and you would act in the best interests of ALL stockholders, with no allegiance or understandings with any stockholder including Iridian or Franklin. Based in large part upon this representation from you as well as your credentials as a corporate governance advocate, the Board determined to nominate you for election as a director.

          "By nominating you as a director, we are not asking you to support any of our other nominees or agree in advance with any objectives of our Board or management. We would only be asking you to keep an open mind as to each issue presented to the Board of Directors and to vote on each matter in a manner that you believe to be in the best interests of the Company and its stockholders.

          "We do not believe that directors are elected to Board of Directors as a "slate". In fact, under SEC rules, stockholders have the right to withhold their votes from one or more of the nominees. By including you in the ICN proxy statement as an ICN Board nominee, you will not be prevented from advocating the candidacy of Messrs. Thurman and O'Leary. In fact, ICN will disclose your intention in this regard in the ICN proxy statement so that no stockholder will be confused. However, we do urge you to keep an open mind, as you assured our Nominating Committee you would, before deciding which positions you will take.

          "We strongly believe that, subject to the establishment of fair and reasonable procedures such as those contained in our Restated Certificate of Incorporation, stockholders have the right to propose nominees for our Board of Directors. In fact, we welcome such nominations. However, we do not believe it appropriate for any stockholder (including stockholders owning less than 10% of our stock) to demand that we either nominate ALL of their nominees or reject them ALL. We believe that the Board should have the ability to selectively choose one or more qualified stockholder nominees. Our board members have a fiduciary duty to all of our stockholder and not just the stockholders who propose nominees to the Board. For example, if more than one stockholder were to nominate candidates, a "take it or leave it" approach would not permit the Board to select candidates from among the various stockholder recommended slates.

          "We continue to believe that you would make an excellent addition to our Board. We also believe that the experience you bring to the Board would complement the experiences of our other directors. Furthermore, a majority of our directors would have been directors for one year or less and none of our new directors will have had any prior relationship with ICN.

          "Most importantly we trust that you will keep your promises to the Nominating Committee, that you will keep an open mind, that you have no agreements or understandings with Iridian or Franklin, and that if elected as a director will act in the best interests of all stockholders. Based on your consent delivered to the Company, your meeting with and respresentations to our Nominating Committee, and your continuing willingness to serve as a director of ICN if elected, ICN will put your name on its proxy card, solicit its stockholders vote for you and, if elected, will welcome you as a Board member. If you would like to meet with me or any of the current members of the Board, I would be happy to arrange such a meeting."

STOCKHOLDERS ARE ADVISED THAT MR. KOPPES HAS STATED, AS SET FORTH IN HIS LETTER, THAT HE PRESENTLY INTENDS TO SOLICIT PROXIES ON BEHALF OF THE DISSIDENT STOCKHOLDERS' OTHER TWO CANDIDATES, MESSRS. O'LEARY AND THURMAN. MR. KOPPES' INCLUSION ON ICN'S PROXY CARD AND IN ICN'S PROXY MATERIALS SHOULD NOT BE TAKEN AS IMPLYING IN ANY WAY THAT HE IS SUPPORTING OR SOLICITING SHAREHOLDERS TO VOTE FOR THE BOARD'S OTHER TWO CANDIDATES, SENATOR BAYH OR MR. COHEN.

ICN's decision to place Mr. Koppes' name on ICN's proxy card was based, among other things, on the fact that Mr. Koppes met with the Board's Nominating Committee with the express understanding that, if the Nominating Committee found him to be qualified to serve as a director, his name would be submitted to the Board for inclusion on the Board's slate of director nominees, and if elected on that slate he would serve as a director. Mr. Koppes has not in any way indicated that, if he is elected by stockholders, he will not serve as a director.

The Board continues to believe that Mr. Koppes is well qualified to serve as a director of ICN. ICN respects Mr. Koppes' right to support the Dissident Stockholders' other candidates. Based on Mr. Koppes' reputation and representations to the Nominating Committee, the Board continues to believe that, if he is elected, he will come to the Board with an open mind, no prior commitments to any particular stockholders, including the Dissident Stockholders, and that he will act in the best interests of all ICN stockholders.

                                                                YEAR COMMENCED
                                                                SERVING AS
                                                                DIRECTOR OF THE
NAME AND PRINCIPAL OCCUPATION                          AGE      COMPANY            OTHER CORPORATE DIRECTORSHIPS
-----------------------------                          ---      -------            -----------------------------

NOMINEES FOR ELECTION

BIRCH E. BAYH, JR., ESQ. (a)(b)                        74        1992              Simon Property Group
   Senator Bayh has been a partner in the
     Washington, D.C. law firm of Venable, Baetjer
     and Howard LLP since May 2001.  He was
     previously a senior partner in the Washington
     D.C. office of Oppenheimer, Wolff & Donnelly
     LLP from 1997 until May 2001, head of the
     Washington office of Bayh, Connaughton &
     Stewart, L.L.P. from 1991 until 1997 and
     Rivkin, Radler, Bayh, Hart & Kremer from 1985
     until 1991, and a partner in the Indianapolis,
     Indiana and Washington, D.C. law firm of Bayh,
     Tabbert & Capehart from 1981 until 1985.
     Senator  Bayh served as a United States Senator
     from the State of Indiana from 1963 until 1981.


ABRAHAM E. COHEN                                       66        2002              Akzo Corporation; Teva Pharmaceutical
   Mr. Cohen is the retired Senior Vice President of                               Industries Ltd.; Vasomedical Inc.; NESS
     Merck & Co. and President of the Merck Sharp &                                Corporation; Neurobiological Technologies,
     Dohme International Division (MSDI).  He joined                               Inc.; Chugai Pharmaceuticals; Japan; Smith
     MSDI in 1957 and served in various capacities.                                Barney (WorldFunds); Pharmaceutical Product
     He became the First Managing Director for                                     Development, Inc.; Axonyx, Inc; Viragen, Inc
     Pakistan in 1962 and Regional Director for
     South Asia in 1964.  He became Regional
     Director for Northern Europe in 1967 and was
     elected MSDI's Vice President for Europe in
     1969.  Mr. Cohen was elected Executive Vice
     President of MSDI's headquarters division in
     Rahway, New Jersey in 1974 and became President
     of the division in 1977.  He was named to serve
     concurrently as a corporate Senior Vice
     President in 1982.

RICHARD H. KOPPES (c)                                  55                          Apria Health Group Inc.
   Mr. Koppes has been Of Counsel to the law firm of
     Jones, Day, Reavis & Pogue since 1996, and is
     a consulting professor of law and Co-Director
     of Executive Education Programs at Stanford
     University School of Law.  Mr. Koppes
     served as a principal of American Partners
     Capital Group, Inc., a venture capital and
     consulting firm, from August 1996 to December
     1998.  From May 1986 through July 1996, Mr.
     Koppes held several positions with the
     California Public Employees' Retirement System
     (CalPERS) including General Counsel, Interim
     Chief Executive Officer and Deputy Executive
     Officer.


DIRECTORS WHOSE TERMS EXPIRE IN 2003

MILAN PANIC (d)                                        72        1960
   Mr. Panic, the founder of ICN, has been Chairman
     of the Board and Chief Executive Officer of ICN
     since its inception in 1960 and served as
     President until 1997. He was on a leave of
     absence from July 14, 1992 to March 4, 1993
     while he was serving as Prime Minister of
     Yugoslavia and a leave of absence from October
     1979 to June 1980.

RODERICK M. HILLS (a)(e)                               68        2002              Orbital Sciences Corporation;
   Mr. Hills has been a partner of the law firm of                                 Regional Marked Makers,
     Hills & Stern since 1996 and Chairman of Hills                                Inc.;
     Enterprises, Ltd., an international                                           Chiquita Brands International, Inc.
     merchant-banking firm, since 1984.  He was a
     consultant to Mudge, Rose, Guthrie, Alexander
     & Ferdon, Shea & Gould and Donovan,
     Leisure, Rogovin, Huge & Schiller at various
     dates between 1989 and 1995. He was a
     Distinguished Faculty Fellow and Lecturer
     in International Finance at Yale University
     School of Organization and Management from 1985
     until 1987.  He was Chairman, Sears World Trade,
     Inc. from 1982 until 1984.  He was a partner of
     Latham, Watkins & Hills from 1978 until 1982. He
     was Chairman and Chief Executive Officer of
     Peabody Coal Company from 1977 until 1979.  He
     was Chairman of the U.S. Securities and Exchange
     Commission from 1975 until 1977.  He was
     Counsel to President Gerald Ford in 1975.  He
     was Chairman and Chief Executive Officer of
     Republic Corporation from 1972 until 1975.  He
     was a founder and partner of Munger, Tolles &
     Hills from 1962 until 1975.  He was a professor
     at Harvard University School of Law and Harvard
     University School of Business from 1969 until
     1970 and a visiting lecturer in law at Stanford
     University School of Law from 1960 until 1970.

JEAN-FRANCOIS KURZ (d)(f)                              67        1989              Board of Banque Pasche S.A., Geneva
   Mr. Kurz is Chairman of the Board of Banque
     Pasche S.A., Geneva.  He was a member of the
     Board of Directors and the Executive Committee
     of the Board of DG Bank Switzerland Ltd. from
     1990 to 1992. In 1988 and 1989, Mr. Kurz served
     as a General Manager of TDB American Express
     Bank of Geneva and from 1969 to 1988, he was
     Chief Executive Officer of Banque Gutzweiler,
     Kurz, Bungener in Geneva.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

EDWARD A. BURKHARDT (e)(g)(h)                          63        2001              Baltic Rail Services OU; Eesti Raudtee
   Mr. Burkhardt has been the President of Rail                                    (Estonian Railways); Wheeling & Lake
     World, Inc., since August 1999.  From 1987                                    Erie Railway
     through August 1999, Mr. Burkhardt held a
     number of positions with Wisconsin Central
     Transportation Corporation, including Chairman,
     President and Chief Executive Officer.

RONALD R. FOGLEMAN (a)(g)(h)                           60        2001
   General Fogleman, United States Air Force                                       North American Airlines, a feeder
     (Retired), has been the President and Chief                                   airline for El Al; Rolls Royce of North
     Executive Officer of Durango Aerospace, Inc.,                                 America; International Airline Support
     since 1998.  Prior to joining Durango                                         Group, Inc.; Mesa Air Group, Inc.;
     Aerospace, General Fogleman, who retired from                                 World Airways, Inc.; AAR Corp.; Derco
     the United States Air Force in September 1997,                                Aerospace Inc.; East Inc.; MITRE
     served as Chief of Staff to the United States                                 Corporation; Thales-Raytheon Systems
     Air Force from 1994 until 1997 and as
     Commander-in-Chief of the United States
     Transportation Command from 1992 until 1994.

STEVEN J. LEE (f)(g)                                   54        2001              Kensey Nash Corporation;  Fibersense
   Mr. Lee has been Chairman and Chief Executive                                   Technology Corporation
     Officer of PolyMedica Corporation since June
     1996.  From 1990 to 1996, he was President and
     Chief Executive Officer of PolyMedica
     Corporation.

DIRECTORS NOT STANDING FOR RE-ELECTION

NORMAN BARKER, JR.(d)(f)(h)(i)                         79        1988              Bank Plus, Inc.; TCW Convertible
   Mr. Barker is the retired Chairman of the Board                                 Securities, Inc.
     of First Interstate Bank of California and
     Former Vice Chairman of the Board of First
     Interstate Bancorp. Mr. Barker joined First
     Interstate Bank of California in 1957 and was
     elected President and Director in 1968, Chief
     Executive Officer in 1971 and Chairman of the
     Board in 1973.  He retired as Chairman of the
     Board at the end of 1985.

ADAM JERNEY                                            60        1962
   Mr. Jerney has been Chief Operating Officer since
     September 1994 and President of ICN since
     January 1997.  He served as Chairman of the
     Board and Chief Executive Officer of ICN from
     July 14, 1992 to March 4, 1993 during Milan
     Panic's leave of absence.  Mr. Jerney joined
     ICN in 1973 as Director of Marketing Research
     in Europe and assumed the position of General
     Manger of ICN Netherlands in 1975.  In 1981,
     he was elected Vice President, Operations and
     in 1987 he became President and Chief Operating
     Officer of SPI Pharmaceuticals, Inc., then a
     subsidiary of the Company.  He became President
     of the Company in 1997.  Prior to joining ICN,
     he spent four years with F. Hoffmann-La Roche &
     Company.

STEPHEN D. MOSES (e)(g)(i)                             67        1988              The Central Asian-American Enterprise
   Mr. Moses is Chairman of Stephen Moses Interests                                Fund; Steadfast Ventures, Inc.
     and a member of the Board of Directors of
     Central Asian American Enterprise Fund,
     pursuant to appointment by the President of the
     United States.  Formerly Chairman of the Board
     of Brentwood Bank, Los Angeles, California, and
     Chairman, President and C.E.O. of National
     Investment Development Corporation.  He also
     serves on the Board of Councilors of the UCLA
     Foundation and is a Trustees emeritus of
     Franklin and Marshall College.


ROSEMARY TOMICH (a)(e)(i)                              64        2001              Occidental Petroleum Corporation
   Ms. Tomich has been owner of the Hope Cattle
     Company since 1958 and the A. S. Tomich
     Construction Company since 1970.  She is also
     Chairman of the Board of Directors and Chief
     Executive Officer, Livestock Clearing, Inc. and
     was a founding director of the Palm Springs
     Savings Bank.  Ms. Tomich is also a member of
     the Advisory Board of the University of
     Southern California School of Business
     Administration and on the Board of Councilors
     of the UCLA Foundation.

---------------

(a)  Member of the Corporate Governance Committee

(b)  Member of the Science and Technology Committee

(c) Information contained in this Proxy Statement concerning Richard H. Koppes has been obtained from a letter dated March 21, 2002 from Mutual Shares Fund sent to the Company pursuant to which Mr. Koppes was nominated to serve as a director of the Company.

(d)  Member of the Executive Committee

(e)  Member of the Audit Committee

(f)  Member of the Finance Committee

(g)  Member of the Communications and Compliance Committee

(h)  Member of the Nominating Committee

(i)  Member of the Compensation and Benefits Committee



     None of the directors are related by blood or marriage to one another or to an executive officer of the Company.


             COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Executive Committee, Audit Committee, Finance Committee, Science and Technology Committee, Compensation and Benefits Committee, Communications and Compliance Committee, Corporate Governance Committee, and Nominating Committee.

     The current members of the Executive Committee are Messrs. Panic, Kurz and Barker. This Committee is empowered to act upon any matter for the Board of Directors, other than matters which may not be delegated under Delaware law. The Executive Committee held 4 meetings during the year ended December 31, 2001.

     The current members of the Audit Committee, which held 10 meetings during the year ended December 31, 2001, include Messrs. Burkhardt, and Moses and Ms. Tomich. In addition, Mr. Hills became a member of this
Committee when he was appointed to the Board. Its functions include recommending to the Board of Directors the selection of the Company's independent public accountants and reviewing with such accountants the plan and results of their audit, the scope and results of the Company's internal audit procedures and the adequacy of the Company's systems of internal accounting controls. In addition, the Audit Committee reviews the independence of the independent public accountants and reviews the fees for audit and non-audit services rendered to the Company by its independent public accountants. All members of the Audit Committee are independent, financially literate, and at least one member has accounting and financial management expertise.

     The Compensation and Benefits Committee recommends to the Board of Directors the compensation and benefits for senior management and directors, including the grant of stock options. The current members of this Committee are Messrs. Barker and Moses and Ms. Tomich. This Committee held 10 meetings during the year ended December 31, 2001.

     The Finance Committee oversees investment and commercial banking issues and investment guidelines. The current members of this Committee are Messrs. Barker, Kurz and Lee. This Committee held 2 meetings during the year ended December 31, 2001.

     The Science and Technology Committee formulates and oversees the scientific and technology policy of the Company. Senator Bayh is currently the only member of this Committee. Dr. Guillemin, formerly a member of this Committee, resigned from the Board of Directors upon completion of the Ribapharm Offering. This Committee held 2 meetings during the year ended December 31, 2001.

     The Communications and Compliance Committee oversees the development of external communications policy for the Company in both the public relations and investor relations disciplines. In 2002, this Committee took on the added responsibility of overseeing the Company's compliance with the terms of a compliance program adopted by the Company in connection with a plea agreement with the United States Attorney for the Central District of California. See "Certain Legal Proceedings." The current members of the Communications and Compliance Committee are Messrs. Charles, Burkhardt, Lee and Moses and General Fogleman. This Committee held 1 meeting during the year ended December 31, 2001.

     The Corporate Governance Committee was formed in July 1995 and oversees the development of the Company's policies and procedures to insure the Company's adherence to good corporate governance for the benefit of the stockholders of the Company. In March 2002 the Board of Directors adopted corporate governance guidelines recommended by this Committee. The guidelines are attached as Annex B to this Proxy Statement. The current members of this Committee are Mr. Lee, Senator Bayh, General Fogleman and Ms. Tomich. In addition, Mr. Hills became a member of this Committee when he was appointed to the Board. This Committee did not meet during the year ended December 31, 2001.

     The Nominating Committee was formed on March 13, 2002. The Nominating Committee considers potential candidates for election to the Board of Directors, including nominees recommended by stockholders in accordance with the Company's Amended and Restated Certificate of Incorporation, and recommends candidates to the Board of Directors. The current members of the Nominating Committee are Messrs. Barker and Burkhardt and General Fogleman.

     The Board of Directors met 9 times during 2001 and all of the directors attended at least 75% of the meetings (including meetings of committees on which they serve).

                               EXECUTIVE OFFICERS

         The executive officers of the Company and subsidiaries are as follows:


NAME                                          AGE           TITLE
----                                          ---           -----

Milan Panic                                   72            Chairman of the Board and Chief Executive Officer

Adam Jerney                                   60            Director, President and Chief Operating Officer

Alan F. Charles                               64            Executive Vice President, Corporate Relations

John E. Giordani                              59            Executive Vice President and Chief Financial Officer

Gregory Keever                                53            Executive Vice President, General Counsel and Corporate Secretary

Bill A. MacDonald                             54            Executive Vice President, Strategic Planning

James G. McCoy                                61            Executive Vice President, Human Resources

David C. Watt                                 49            Executive Vice President, Biomedicals

Johnson Y.N. Lau                              41            President and Chief Executive Officer, Ribapharm Inc.


     MILAN PANIC, the founder of ICN, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1960 and President until 1997, except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980.

     ADAM JERNEY has been our Chief Operating Officer since September 1994 and our President since January 1997. He has served as a director of ICN since 1992. He served as Chairman of the Board and Chief Executive Officer of ICN from July 14, 1992 to March 4, 1993 during Milan Panic's leave of absence (as discussed above). Mr. Jerney joined ICN in 1973 as Director of Marketing Research in Europe and assumed the position of General Manager of ICN Netherlands in 1975. In 1981, he was elected Vice President, Operations. Prior to joining ICN, he spent four years with F. Hoffmann-La Roche & Company.

     ALAN F. CHARLES has been our Executive Vice President of Corporate Relations since December 2001 and Compliance Coordinator since February 2002. From 1986 until April 2002, he was a director of ICN. From 1993 until December 2001, he was an independent consultant in higher education management. From 1980 to 1993, he was Vice Chancellor of University
Relations at the University of California, Los Angeles and served in various administrative capacities at that university since 1972.

     JOHN E. GIORDANI has been our Executive Vice President and Chief Financial Officer since November, 2001. From January 2000 until November 2001, he was an Executive Vice President of the Company. He served as ICN's Executive Vice President and Chief Financial Officer from 1992 to January 2000. From June of 1986 until 1992, he was ICN's Senior Vice President and Chief Financial Officer. Prior to joining ICN, Mr. Giordani served as Vice President and Corporate Controller of Revlon, Inc. in New York from 1982 through 1986, and Deputy and Assistant Corporate Controller with Revlon from 1978 through 1982. He was with the public accounting firm of Peat, Marwick, Mitchell & Co. (now known as "KPMG LLP") from 1969 to 1978.

     GREGORY  KEEVER  joined  ICN  in  July  2001  as  our  Executive  Vice
President, General Counsel and Secretary. Mr. Keever has also been a partner at the law firm of Coudert Brothers since 1997. Prior thereto, he was a partner at the law firm of Buchalter, Nemer, Fields and Younger, in Los Angeles, California, since 1995.

     BILL A. MACDONALD has been our Executive Vice President, Strategic Planning since 1992. From 1987 until 1992, he was ICN's Senior Vice President, Taxes and Corporate Development. From 1983 until 1987, he was ICN's Vice President, Taxes and Corporate Development. From 1982 until 1983, he was ICN's Director of Taxes. From 1980 until 1982, he served as the Tax Manager of Petec Computer Corporation. From 1973 to 1980, he was Tax Manager and Assistant Treasurer of Republic Corporation.

     JAMES G. MCCOY joined ICN in August 2000 as Executive Vice President, Human Resources. From 1979 to June 2000, he was with Coopers & Lybrand/PricewaterhouseCoopers LLP. He was the managing partner for the financial cost management and middle market partners on the West Coast. Previously, he was Director of Human Resources, Strategic Planning and Accounting for Warner Elektra Atlantic Distribution Company, a subsidiary of Warner Communications. Prior to that time, he was with the public accounting firm Ernst & Ernst (now Ernst & Young) and Litton Industries, Inc.

     DAVID C. WATT has been our Executive Vice President, Biomedicals since July 2001. From February 1994 until July 2001 he was Executive Vice President, General Counsel and Secretary of ICN. From 1992 until 1994, he was Senior Vice President, Law and Secretary of ICN. From December 1988 until January 1992, he was Vice President, Law and Secretary of ICN. From March 1988 until December 1988, he was Assistant General Counsel and Secretary. From 1986 to 1987, he was President and Chief Executive Officer of Unitel Corporation. He also served as Executive Vice President and General Counsel and Secretary of Unitel Corporation during 1986. From 1983 to 1986, he served with ICA Mortgage Corporation as Vice President, General Counsel and Corporate Secretary. Prior to that time, he served with Central Savings Association as Assistant Vice President and Associate Counsel from 1981 to 1983, and as Assistant Vice President from 1980 to 1981.

     JOHNSON Y.N. LAU M.D., PH.D., became the President and Chief Executive Officer of Ribapharm upon the completion of the Ribapharm Offering on April 17, 2002. From March 2000 until April 2002, he was Senior Vice President, Research and Development of ICN. Before joining ICN, he was a Senior Director in Antiviral Research at the Schering-Plough Research Institute from 1997 until March 2000. He served as a faculty member at the University of Florida from 1992 to 1997. From 1989 to 1991, he served as a faculty member at the Institute of Liver Studies, King's College Hospital School of Medicine and Dentistry, University of London.


                         CERTAIN LEGAL PROCEEDINGS

     On August 11, 1999, the United States Securities and Exchange Commission (the "Commission" or the "SEC") filed a complaint in the United States District Court for the Central District of California captioned Securities and Exchange Commission v. ICN Pharmaceuticals, Inc., Milan Panic, Nils O. Johannesson, and David C. Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Complaint"). The SEC Complaint alleges that the Company and the individually named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder. The SEC Complaint concerns public disclosures made by the Company with respect to the status and disposition of the Company's 1994 New Drug Application for ribavirin as a monotherapy treatment for chronic hepatitis C (the "NDA"). The FDA did not approve this new drug application. The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company. A pre-trial schedule has been set which requires the end of discovery by August 1, 2002, and the commencement of trial on May 6, 2003. The Company and the SEC appeared before a settlement judge, for the purpose of settlement negotiations. Pending completion of these negotiations, the courts have stayed discovery for 90 days. There can be no assurance that the SEC litigation will be settled by mutual agreement or what the amount of any settlement may ultimately be. In the event a settlement is not reached, the Company will vigorously defend any litigation.

     On December 17, 2001, the Company pleaded guilty in the United States District Court for the Central District of California to a single felony count for securities fraud for omitting to disclose until February 17, 1995, the existence and content of a letter received from the FDA in late 1994 regarding the unapprovable status of the Company's 1994 NDA for ribavirin as a monotherapy treatment for chronic hepatitis C. This guilty plea was entered pursuant to a plea agreement with the United States
Attorney for the Central District of California to settle a six-year investigation. The Company paid a fine of $5,600,000 and became subject to a three-year term of probation. The plea agreement provides that the Office will not further prosecute the Company and will not bring any further criminal charges against the Company or any individuals, except one non-officer employee of the Company, relating to any matters that have been the subject of the investigation and will close its investigation of these matters. The conditions of the probation require the Company to create a compliance program to ensure no future violations of the federal securities laws and to pre-clear with the FDA any public communication by the Company concerning any matter subject to FDA regulation. The terms of the compliance program include the Company retaining an expert to review its procedures for public communications regarding FDA matters and to develop written procedures for these communications. The compliance program also requires preparation of an annual report by the expert on the Company's compliance with the written procedures and annual certification by the Company's management that the Company is complying with the expert's recommendations.

     In April 2001, Mr. Panic was advised that a "private criminal proceeding" was instituted against him in Switzerland by Tito Tettamanti alleging defamation. In Switzerland, a "private criminal action proceeding" is prosecuted by an aggrieved party who must himself bring charges against the accused. A district attorney or other government prosecutor is not involved in this proceeding. No further correspondence concerning this proceeding has been received by the Company.

                   OWNERSHIP OF THE COMPANY'S SECURITIES

                           PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock and the percent of shares owned beneficially by beneficial owners of more than 5% of the outstanding shares of the Common Stock:

                                                                      NUMBER OF SHARES AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP OF ICN             PERCENTAGE
IDENTITY OF OWNER OR GROUP                                                     COMMON STOCK                      OF CLASS
--------------------------                                                     ------------                      --------

Salomon Smith Barney Holdings Inc. and Citigroup Inc.(1)                       7,879,870(1)                        9.6%

Iridian Asset Management, LLC and Franklin Mutual Advisers LLC(2)              8,450,530(2)                      10.22%

------------

     (1) This information is obtained from a Schedule 13G, dated February 13, 2002, filed with the SEC by Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Citigroup Inc. ("Citigroup"), the parent holding company of SSB Holdings. SSB Holdings reports shared voting power and shared dispositive power over 7,760,193 shares. Citigroup reports shared voting power and shared dispositive power over 7,879,870 shares. SSB Holdings' principal business address is 388 Greenwich Street, New York, NY 10013. Citigroup's principal business address is 399 Park Avenue, New York, NY 10043.

    (2) This information is obtained from a Schedule 13D, as amended through April 9, 2002, filed with the SEC by the following entities: Iridian Asset Management LLC ("Iridian") an investment advisor; LC Capital Management, LLC ("LC Capital"), the controlling member of Iridian; CL Investors, Inc. ("CL Investors"), the controlling member of LC Capital; COLE Partners LLC ("COLE"); Iridian Private Business Value Equity Fund, L.P. ("Iridian Private Business"); David L. Cohen and Harold J. Levy, controlling stockholders of CL Investors; and Franklin Mutual Advisors LLC ("FMA"), an investment advisor and indirect wholly owned subsidiary of Franklin Resources, Inc. ("FRI"). The Schedule 13D states that Iridian and FMA filed the Schedule 13D jointly because on March 8, 2002 they reached an agreement to consult with each other in connection with their respective investment in the Common Stock (including in connection with the acquisition, disposition and voting of the Common Stock) and with respect to ICN generally and also to share certain expenses incurred by them in connection with their respective investments in the Common Stock and their joint efforts to maximize the value thereof. The information also reflects disclosure made by the Dissident Stockholders in a
        Schedule 14A filed with the SEC on April 18, 2002.

        According to the Schedule 14A, Iridian reports beneficial ownership of 4,996,357 shares of Common Stock and may also be deemed to beneficially own all shares of Common Stock owned beneficially by David L. Cohen, Harold J. Levy or FMA. According to the Schedule 13D, each of LC Capital and CL Investors report shared voting power and shared dispositive power over 4,714,557 shares and disclaims beneficial ownership of Common Stock held by FMA, FRI or Providence. According to the Schedule 13D, each of COLE and Iridian Private Business report shared voting power and shared dispositive power over 108,500 shares and disclaims beneficial ownership of Common Stock held by FMA, FRI or Providence. According to the
        Schedule 14A, each of Messrs. Cohen and Levy report beneficial ownership of 5,089,357 shares of Common Stock and may also be deemed to beneficially own all shares of Common Stock owned beneficially by Iridian or FMA. According to the Schedule 13D, each of Messrs. Cohen and Levy also report shared voting power and shared dispositive power over 93,000 shares held by First Eagle Fund of America pursuant to their employment with Arnhold & S. Bleichroeder Advisors, Inc. ("A&SB"), an investment adviser, and an investment advisory agreement between A&SB and First Eagle Fund of America. According to the Schedule 14A, FMA reports sole voting power and sole dispositive power over 3,360,673 shares and may also be deemed to beneficially own all shares of Common Stock owned beneficially by Iridian, David L. Cohen or Harold J. Levy. The principal business address of Iridian is 276 Post Road West, Westport, CT 06880-4704. The principal business address of FMA is 51 John F. Kennedy Parkway, Short Hills, NJ 07078.


                          OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of March 31, 2002, certain information regarding the beneficial ownership of the Common Stock and the percent of shares owned beneficially by each current director, each director nominee nominated by the Board of Directors and each Named Executive Officer (as defined below) and all directors and executive officers of the Company as a group:


                                                                     NUMBER OF SHARES AND
                                                                     NATURE OF BENEFICIAL
                                                                       OWNERSHIP OF ICN                   PERCENTAGE
IDENTITY OF OWNER OR GROUP                                              COMMON STOCK(1)                    OF CLASS
--------------------------                                           --------------------                 -----------

Norman Barker, Jr...............................................          165,567 (2)                         *
Birch E. Bayh, Jr...............................................          112,295 (3)                         *
Edward A. Burkhardt.............................................          250,000                             *
Abraham E. Cohen................................................           --                                --
Ronald R. Fogleman..............................................            1,000                             *
Roderick M. Hills...............................................           --                                --
Adam Jerney.....................................................        1,077,184 (4)                        1.3%
Richard H. Koppes...............................................           --                                --
Jean-Francois Kurz..............................................          143,278 (5)                         *
Steven J. Lee...................................................           25,000                             *
Stephen D. Moses................................................           94,562 (6)                         *
Milan Panic.....................................................        2,568,051 (7)                        3.1%
Rosemary Tomich.................................................            3,750 (8)                        (2)
Bill A. MacDonald...............................................           85,032 (9)                         *
Richard A. Meier................................................          436,750 (10)                        *
David C. Watt...................................................           93,650 (11)                        *
Directors and executive officers of the Company
  as a group (21 persons)......................................         5,367,147 (12)                       6.2%

------------

* Less than 1% of the outstanding Common Stock.

(1) Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property which either spouse may manage and control, and the Company has no information as to whether any shares shown in this table are subject to community property laws.

(2) Includes 160,438 shares of ICN common stock which Mr. Barker has the right to acquire within 60 days upon the exercise of stock options.

(3) Includes 107,538 shares of ICN common stock which Sen. Bayh has the right to acquire within 60 days upon the exercise of stock options.

(4) Includes 575,615 shares of ICN common stock which Mr. Jerney has the right to acquire within 60 days upon the exercise of stock options.

(5) Includes 143,278 shares of ICN common stock which Mr. Kurz has the right to acquire within 60 days upon the exercise of stock options.

(6) Includes 90,391 shares of ICN common stock which Mr. Moses has the right to acquire within 60 days upon the exercise of stock options.

(7) Includes 1,624,912 shares of ICN common stock which Mr. Panic has the right to acquire within 60 days upon the exercise of stock options.

(8) Includes 3,750 shares of ICN common stock which Ms. Tomich has the right to acquire within 60 days upon the exercise of stock options.

(9) Includes 83,000 shares of ICN common stock which Mr. MacDonald has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 426,745 shares of ICN common stock which Mr. Meier has the right to acquire within 60 days upon the exercise of stock options.

(11) Includes 91,576 shares of ICN common stock which Mr. Watt has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes 3,613,390 shares of ICN common stock which directors and executive officers as a group have the right to acquire within 60 days upon the exercise of stock options.


             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires ICN's executive officers and directors, and persons who own more than ten percent of a registered class of ICN's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Such executive officers, directors and stockholders are required by Commission regulation to furnish ICN with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by ICN, or written representations from certain reporting persons that no Forms 5 were required for those persons, ICN believes that during fiscal year 2001 all filing requirements applicable to its executive officers, directors and ten percent beneficial owners were timely satisfied with the exception of Adam Jerney, who filed a late Form 4.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

Summary Compensation Table

         The following table sets forth the annual and long-term compensation awarded to or paid to the Chief Executive Officer and the four most highly paid executive officers of the Company (the "Named Executive Officers"), for services rendered to the Company in all capacities during the years ended December 31, 2001, 2000 and 1999.


                                        ANNUAL COMPENSATION                LONG-TERM COMPENSATION (1)
                                      -------------------------------      --------------------------
                                                                           SECURITIES UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY ($)     BONUS ($)     OPTIONS (#) (2)                COMPENSATION ($)
---------------------------           ----    ----------     ---------     --------------------------     ----------------

Milan Panic                           2001    901,446        1,009,612            300,000                    186,053(3)
   Chairman and                       2000    750,366          478,700                --                     235,053
   Chief Executive Officer            1999    701,277          413,821            100,000                    304,157

Adam Jerney                           2001    587,586          287,200            110,000                     13,739(4)
   President and                      2000    452,572          253,400                --                      24,802
   Chief Operating Officer            1999    422,940          450,000             30,000                     28,797

Richard A. Meier(5)                   2001    427,793          380,300             80,000                     36,992(6)
   Executive Vice President           2000    320,000          163,000                --                       9,700
                                      1999    246,128          155,000            150,000                     10,590

David C. Watt                         2001    368,000          300,300             80,000                     15,996(7)
   Executive Vice President           2000    320,000          163,000                --                       7,752
   Biomedicals                        1999    224,700          150,000             30,000                      7,363

Bill MacDonald                        2001    368,000          225,300             80,000                     15,287(8)
   Executive Vice President           2000    320,000          163,000                --                      11,352
   Strategic Planning                 1999    222,600           96,433             30,000                      7,778


--------------

(1) In addition to stock options, certain Named Executive Officers hold restricted shares pursuant to the Company's Long Term Incentive Plan (the "LTIP"). The restricted shares were granted in 1998 and vest 25% per year, starting one year from the date of grant. At December 31, 2001, 25% of the 1998 grants had not vested. The aggregate number of these unvested shares of restricted stock held by the Named Executive Officers and the value thereof (based upon the closing price of Common Stock on the New York Stock Exchange of $33.50 on December 31, 2001) were: Mr. Panic, 30,564 shares, $1,023,894; Mr. Jerney, 9,169 shares, $307,162; Mr. Watt, 6,113 shares, $204,786 and Mr. MacDonald, 6,113 shares, $204,786. Dividends are paid on the restricted shares to the same extent paid on the Common Stock, and are held in escrow until the related shares are vested.

(2) Includes grants of options to purchase shares of Common Stock during the year indicated.

(3) Consisted of the following: Company-paid premiums for executive medical ($4,334) and life insurance ($9,552), interest in respect of a company provided loan ($150,755) and legal expenses ($21,412). Mr. Panic is also indemnified by the Company for legal expenses in connection with the SEC Complaint. See "Certain Legal Proceedings." In 1996, the Company entered into a split dollar life insurance arrangement, pursuant to which the Company pays the premiums on a life insurance contract owned by Mr. Panic. In 2001, the Company did not pay any premiums on this split dollar life insurance.

(4) Consisted of the following: Company-paid premiums for executive medical ($4,083) and life insurance ($4,472), executive membership ($792), and matching contributions to the Company's 401(k) plan ($4,392).

(5) Mr. Meier resigned as Executive Vice President of the Company effective April 1, 2002.

(6) Consisted of the following: Company-paid premiums for executive medical ($6,423) and life insurance ($854), vacation payout ($24,615) and matching contributions to the Company's 401(k) plan ($5,100).

(7) Consisted of the following: Company-paid premiums for executive medical ($9,300) and life insurance ($1,596), and matching contributions to the Company's 401(k) plan ($5,100). Mr. Watt is also indemnified by the Company for legal expenses in connection with a SEC COMPLAINT. See "Certain Legal Proceedings."

(8) Consisted of the following: Company-paid premiums for executive medical ($7,539) and life insurance ($2,648), and matching contributions to the Company's 401(k) plan ($5,100).

     In June 1996, the Company made a short-term loan to Mr. Panic, the Company's Chairman and CEO, in the amount of $3,500,000 for obligations arising from the settlement by the Company and Mr. Panic of a litigation to which Mr. Panic and the Company were parties. This litigation involved a claim by a former employee of the Company of alleged sexual harassment against her by Mr. Panic and the Company. During August 1996, this amount was repaid to the Company. In connection with this transaction, the Company guaranteed $3,600,000 of demand debt of Mr. Panic with a third party bank, which is renewable by Mr. Panic annually until repaid. In addition to the guarantee, the Company deposited $3,600,000 with this bank as collateral to Mr. Panic's debt, which will remain in place until such time as Mr. Panic repays his obligation to the bank. This deposit is recorded as a long-term asset on the Company's consolidated balance sheet. The Company is not aware of the time frame in which Mr. Panic expects to repay this obligation. Interest paid by the Company on behalf of Mr. Panic was charged to Mr. Panic as compensation expense and amounted to $150,755, $160,916 and
$163,166  for  the  years  ended   December   31,  2001,   2000  and  1999,
respectively. The Company recognized interest income on the deposit of $109,511, $124,330 and $126,097 for the years ended December 31, 2001, 2000 and 1999, respectively. Mr. Panic has provided collateral to the Company's guarantee in the form of a right to the proceeds of the exercise of options to acquire 150,000 shares with an exercise price of $15.17 and the rights to a $6,400,000 life insurance policy provided by the Company pursuant to a split dollar insurance agreement between the Company and Mr. Panic. In the event of any default on the debt to the bank, the Company has recourse that is limited to the collateral described above. Both the transaction and the sufficiency of the collateral for the guarantee were approved by the Board of Directors.

     In January 2001, the Company made a loan to Mr. Adam Jerney, President and Chief Operating Officer of the Company, of $1,197,864 as part of a program adopted by the Board of Directors of the Company to encourage directors and officers of the Company to exercise stock options (the "Stock Option Program"). The loan was collateralized by 41,427 shares of Common Stock and due in January 2003. This loan was repaid in full in April 2002. This loan had an interest rate of 5.61% per annum and was non-recourse with respect to principal and full recourse to Mr. Jerney with respect to interest. In April 2001, the Company made a loan to Mr. Panic of $2,731,519 as part of the Stock Option Program. The loan is collateralized by 286,879 shares of Common Stock and is due in April 2004. This loan bears interest at a rate of 4.63% per annum compounded annually. Interest is payable annually. This loan is non-recourse with respect to principal and full recourse to Mr. Panic with respect to interest.

     In January 2002, Mr. Panic exchanged 197,409 stock options with an exercise price of $17.99 and 169,578 stock options with an exercise price of $26.24 for 99,291 shares of Common Stock. The Company will record a compensation expense of $3,000,000 in the first quarter of 2002 as a result of these exchanges. The Company made a short-term loan to Mr. Panic in connection with the exchange of options and LTIP award equal to $1,335,833. This loan was repaid in full in April 2002. This loan had an interest rate of 2.8% per annum payable annually. In addition, in January 2002 Mr. Panic exercised options to purchase 522,407 shares at $17.99 by the exchange of 314,423 shares of Common Stock owned by him (based upon the then market price of the Common Stock of $29.89). In March 2002, Mr. Panic exercised options to acquire 95,640 shares at $21.96, all of which he sold in open market transactions at $29.68 per share.

     On April 10, 2002, after considering the recommendation of the Compensation and Benefits Committee (which recommendation took into account a report prepared by Towers-Perrin), the Board of Directors approved the payment of cash bonuses aggregating $50,000,000 to ICN directors, officers and employees upon completion of the Ribapharm Offering. The Board had previously considered paying bonuses in the form of options to acquire Ribapharm common stock upon completion of the Ribapharm Offering. However after taking various factors into consideration, including adverse reactions from various stockholders that included the Dissident Stockholders, the Board decided to pay these bonuses in the form of cash. These bonuses were paid to recognize and reward the diligence and perseverance of ICN's officers, directors and employees in developing the business that became Ribapharm as well as facilitating the completion of the Ribapharm Offering.

OPTION GRANT INFORMATION

The following table sets forth information with respect to options to purchase shares of Common Stock granted to Named Executive Officers in 2001.


                                                  OPTION GRANTS IN LAST FISCAL YEAR

                                NUMBER OF        PERCENT OF TOTAL
                               SERCURITIES        OPTIONS GRANTED
                               UNDERLYING          TO EMPLOYEES                                               GRANT
                                 OPTIONS             IN FISCAL          EXERCISE                          DATE PRESENT
     NAME                      GRANTED(1)             YEAR(2)            PRICE        EXPIRATION DATE       VALUE(3)
-----------                  --------------     -------------------    -----------    ---------------     -------------

Milan Panic.............       100,000                 3.3%              $23.4375         1/19/11           $1,048,740
Milan Panic.............       200,000                 6.6%              $21.6000         3/22/11           $1,933,040
Adam Jerney.............        50,000                 1.7%              $23.4375         1/19/11           $  524,370
Adam Jerney.............        60,000                 2.0%              $21.6000         3/22/11           $  579,912
Richard A. Meier........        30,000                 1.0%              $23.4375         1/19/11           $  314,622
Richard A. Meier........        50,000                 1.7%              $21.6000         3/22/11           $  483,260
David C. Watt...........        30,000                 1.0%              $23.4375         1/19/11           $  314,622
David C. Watt...........        50,000                 1.7%              $21.6000         3/22/11           $  483,260
Bill MacDonald..........        30,000                 1.0%              $23.4375         1/19/11           $  314,622
Bill MacDonald..........        50,000                 1.7%              $21.6000         3/22/11           $  483,260



----------------------------------

(1) The options granted have ten-year terms. The options granted to the executive officers (excluding Mr. Panic) vest and become exercisable according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. Upon a "change in control" of ICN (as such term is defined under the Company's 1998 Stock Option Plan (the "Option Plan")), these options will vest immediately and become fully exercisable and may be surrendered for cancellation within 60 days after the change in control for a cash payment generally equal to the excess of the fair market value of the aggregate Common Stock subject to any outstanding option over the aggregate purchase price for such stock. Upon a termination of a holder's employment following a change in control, any outstanding options will generally remain exercisable for one year after the date of termination. The grants received by Mr. Panic were vested as of the date of grant. All options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2) A total of 3,009,685 options were granted to employees, including the Named Executive Officers (but excluding non-employee directors), during 2001.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding (i) stock option exercises by the Named Executive Officers during 2001 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 2001:


                        AGGREGATED OPTION EXERCISES
                IN 2001 AND DECEMBER 31, 2001 OPTION VALUES


                                                              NUMBER OF UNEXERCISED                   VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING                   IN-THE-MONEY OPTIONS
                                                         OPTIONS AT DECEMBER 31, 2001 (#)         AT DECEMBER 31, 2001 ($)(1)
                                                         --------------------------------         ---------------------------
                      SHARES
                      ACQUIRED         VALUE
NAME                  ON EXERCISE      REALIZED (2)     EXERCISABLE       UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
----                  -----------      ------------     -----------       -------------        -----------      -------------

Milan Panic              336,146         $4,879,006      2,384,946                  --        $ 35,067,713          $      --
Adam Jerney              264,944          5,243,689        619,091              137,500         12,412,852          1,316,500
Richard A. Meier          10,005            132,895        121,745              180,000          1,887,922          2,378,437
David C. Watt             99,387          2,107,493         88,816              106,250            857,390            996,250
Bill MacDonald                --                 --         44,250              106,250             69,574            996,250


(1) Based upon the fair market value of the shares of Common Stock on December 31, 2001 ($33.50) less the exercise price payable per share.

(2) Based upon the fair market value of the shares of Common Stock at the date of exercise less the exercise price paid for such shares.


COMPENSATION OF DIRECTORS OF ICN

     Members of the Board of Directors of ICN, other than employees, were paid an annual fee of $30,000, payable quarterly, plus a fee of $1,000 for every Board meeting and committee meeting attended. These directors are also reimbursed for their out-of-pocket expenses in attending meetings. In addition, non-employee directors on each April 18th are granted options to purchase 15,000 shares, pursuant to the terms of the Option Plan, at an exercise price equal to the fair market value on the date of grant.

CERTAIN EMPLOYMENT AGREEMENTS

     On March 18, 1993, the Board of Directors of ICN adopted employment agreements which contained "change in control" benefits for five then current key senior executive officers of ICN and its affiliates. The executives included the following Named Executive Officers: Messrs. Jerney, Watt and MacDonald. In addition, the Company entered into an employment agreement with Mr. Meier, former Executive Vice President, on December 31, 1998, containing substantially identical provisions to the agreements with Messrs. Jerney, Watt and MacDonald. As noted above, Mr. Meier resigned as Executive Vice President of the Company, effective April 1, 2002. ICN also has similar employment agreements with five other key executives who are not Named Executive Officers. The employment agreements with the Named
Executive Officers and those with the five other key executives are collectively referred to as the Employment Agreements.

     The Employment Agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened "change in control." Each Employment Agreement with Messrs. Jerney, Watt and MacDonald had an initial term which ended March 30, 1996. The Employment Agreement with Mr. Meier had an initial term extending through December 31, 2000. The Employment Agreements automatically extend for one year terms each year thereafter unless either the executive or ICN elects not to extend it by providing ninety days advanced notice to the other (provided that any notice by ICN not to extend the agreement cannot cause the agreement to be terminated prior to the expiration of the third anniversary of the date of a change in control). These Employment Agreements provide that each executive shall receive severance benefits equal to three times salary and bonus (and certain other benefits) if the executive's employment is terminated without cause, if the executive terminates employment for certain enumerated reasons following a change in control of ICN (including a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location), or the executive leaves ICN for any reason or without reason during the sixty day period commencing six months after the change in control. The executive is under no obligation to mitigate amounts payable under the Employment Agreements.

For purposes of the Employment Agreements, a "change in control" generally means any of the following events:

  o the acquisition by any person of beneficial ownership of more than 25% of the combined voting power of our outstanding voting securities other than an acquisition directly from ICN or any of its subsidiaries;

  o the individuals serving on the existing board of directors of ICN as of May 1, 2001 ceases for any reason to constitute at least a majority of that board of directors, unless the election or nomination for election of any new director was approved or recommended by a vote of at least two thirds of the then existing board of directors;

  o the consummation of a merger or consolidation involving ICN or any of its direct or indirect subsidiaries if the stockholders of ICN immediately before the merger or consolidation do not, as a result of the merger or consolidation, own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of ICN, the corporation resulting from the merger or consolidation or the ultimate controlling person of that entity; or

  o the approval by the shareholders of ICN of a complete liquidation or dissolution of ICN, or the consummation of an agreement for the sale or other disposition of all or substantially all of the assets of ICN.

     In April 2002, after several months of consideration, the Compensation and Benefits Committee of the Board amended the Employment Agreements to make the change in control definition uniform in substantially all of the Company's benefit plans and agreements. The Panic Employment Agreement (as defined below) was not amended to reflect this changed definition. The amended Employment Agreements acknowledge that the Ribapharm Offering and the contemplated spin-off by the Company of its remaining interest in Ribapharm (the "Spin-Off") will not, taken alone, constitute a sale of all or substantially all the assets of the Company for purposes of the definition of change in control. The Compensation and Benefits Committee has also taken action to provide a similar acknowledgement under the change in control definitions under the Option Plan and the LTIP.

     Each  Named  Executive  Officer  would  be  entitled  to  receive  the following amount if his employment agreement with the Company was terminated by the Company without cause, or by the executive with good reason following a change in control or voluntarily by the executive during the sixty day period commencing 8 months following a change in control (based upon present compensation): Adam Jerney $3,112,758; David C. Watt $2,004,900 and Bill MacDonald $1,779,900. If all of the Company's key senior executives were terminated following a change in control, the Company's aggregate severance obligation under the Employment Agreements (based upon present compensation ) would be $15,921,431. This amount does not include severance amounts related to Mr. Meier since he resigned from the Company on April 1, 2002.

     If any of these payments, along with any other benefits payable to the executives in connection with their termination, are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (relating to golden parachute payments), the executives will be entitled to receive an additional payment sufficient to cover all taxes (including the Section 4999 excise tax) imposed on the payment. This gross up provision was added to the Employment Agreements at the same time the change in control provisions were modified.

     In addition, upon a change in control, the vesting of certain options and restricted stock granted to the executives would be accelerated. The value of the accelerated options and restricted shares would depend upon the market price of the shares of Common Stock at that time. If the vesting of any options or awards of restricted stock subject an executive to the excise tax imposed under Section 4999 of the Internal Revenue Code, the executives will be entitled to receive an additional payment sufficient to cover all taxes (including the excise tax) imposed on the payment. In addition, whether or not a change of control has occurred the executives may also be awarded a tax bonus, payable upon exercise of any option. The Compensation and Benefits Committee has full authority to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment of any such bonus.

     In addition, three executive officers of Ribapharm have employment agreements with Ribapharm. These agreements contain change in control provisions similar to the change in control definition in the Employment Agreements. These provisions will apply if there is a change in control in ICN prior to the spin off or a change in control of Ribapharm (other than as a result of the spin off). If these executive officers were terminated by Ribapharm without cause, or by the executive for good reason following a change in control of Ribapharm, Ribapharm's aggregate severance obligation under these employment agreements (based upon present compensation) would be approximately $3,072,000.

CHAIRMAN EMPLOYMENT AGREEMENT

     Milan Panic, the Company's Chairman of the Board and Chief Executive Officer, is employed under a contract (the "Panic Employment Agreement") that provides for, among other things, certain health and retirement benefits. The contract is automatically extended at the end of each month (the most recent of that date being the "Renewal Date"), such that the contract will only terminate four years from such Renewal Date. The Company or Mr. Panic may cease the automatic renewal of the contract upon sixty-days prior written notice, in which case the agreement will terminate four years after the end of the sixty-day notice period. Mr. Panic, at his option, may provide consulting services upon his retirement and will be entitled, when serving as a consultant, to participate in the Company's medical and dental plans. The consulting fee shall not at any time exceed the base salary, as adjusted, paid to Mr. Panic prior to his retirement. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments.

     The base amount of salary for Mr. Panic was initially determined by the Compensation and Benefits Committee of the Board of Directors in 1988. In setting the base amount, the Compensation Committee took into consideration Mr. Panic's then-current base salary, the base salaries of chief executives of companies of similar scope and complexity and the
Compensation and Benefits Committee's desire to retain Mr. Panic's services, given his role as founder of ICN. The Panic Employment Agreement provides that the annual salary, currently $1,000,000, is to be increased by an amount equal to not less than 7% annually. No increase would be paid, however, if in the previous fiscal year ICN's earnings per share, as certified by ICN's independent accountants, either (i) decrease by an amount equal to or greater than fifty percent (50%) of the annual earnings per share earned in the preceding fiscal year or (ii) reveal a loss, unless otherwise determined by the Board of Directors. The Panic Employment Agreement provides that during the period of his employment, Mr. Panic will not engage in businesses competitive with ICN without the approval of the Board of Directors. Mr. Panic may retire upon expiration of the term of the Panic Employment Agreement.

     Upon retirement, Mr. Panic may, at his option, serve as a consultant to ICN for life for which he would be compensated at the rate of $120,000 per year. This amount is subject to annual cost-of-living adjustments from the base year of 1967 until the date of retirement (currently estimated to be in excess of $577,000 per year, as adjusted). The consulting fee shall not at any time exceed the highest annual compensation, as adjusted, paid to Mr. Panic during his employment by ICN. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments. The Panic Employment Agreement includes a severance compensation provision in the event of a "change in control" of ICN (as defined below). The Panic Employment Agreement provides that if within two years after a change in control of ICN, Mr. Panic's employment is terminated by ICN (other than by reason of Mr. Panic's illness or incapacity), or if Mr. Panic leaves the employ of ICN (other than by reason of Mr. Panic's death, disability, or illness), then Mr. Panic will receive as severance compensation an amount equal to five times his annual salary, as adjusted, but only to the extent that ICN determines that such amount will not constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code, and Mr. Panic will be deemed to have retired and will receive the same consulting fees to which he would otherwise have been entitled under the Panic Employment Agreement for life. In addition, (i) Mr. Panic will be entitled to continue life insurance, disability, medical, dental and hospitalization coverage, (ii) all restrictions on outstanding awards granted to Mr. Panic will lapse, and all stock options and stock appreciation rights granted to Mr. Panic will become fully vested and exercisable, and (iii) Mr. Panic will also be entitled to receive a cash payment equal to the excess of the actuarial equivalent of his aggregate retirement benefits had he remained employed by ICN for an additional three years over the actuarial equivalent of his actual aggregate retirement benefit. A "change in control" of ICN will occur, for purposes of the Panic Employment Agreement, if (i) a change in control occurs of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act (for purposes of that Item, "control" is defined as the power to direct or cause the direction of the management and policies of ICN, whether through the ownership of voting securities, by contract, or otherwise) unless two-thirds of the Existing Board of Directors, as defined below, decide in their discretion that no "change in control" has occurred for purposes of the agreement; (ii) any person is or becomes the beneficial owner, directly or indirectly, of securities of ICN representing 15% or more of the combined voting power of ICN's then outstanding securities;
(iii) the persons constituting the Existing Board of Directors, as defined below, cease for any reason to constitute at least a majority of ICN's Board of Directors; or (iv) shares of ICN Common Stock cease to be registered under the Exchange Act. "Existing Board of Directors" is defined in the Panic Employment Agreement as those persons constituting the Board of Directors at the date of the Panic Employment Agreement, together with each new director whose election or nomination for election by ICN's stockholders was previously approved, or is approved within thirty days after such election or nomination, by a vote of at least two-thirds of the directors in office prior to such person's election as a director. If Mr. Panic's employment is terminated under any of the circumstances described above following such a change in control, in addition to the consulting fee as described above, Mr. Panic would be entitled to receive (based upon present compensation) $9,555,290.

     In addition, in 1996 the Company entered into a split dollar agreement with Mr. Panic, pursuant to which the Company pays the premiums on a life insurance policy owned by Mr. Panic. Under this agreement, the life insurance policy has been assigned to the Company as collateral for a Company-provided guarantee on a third party loan made to Mr. Panic in August 1996 and for the repayment of the premiums paid on the policy by the Company. See "Compensation and Related Matters - Summary Compensation Table." Upon Mr. Panic's death or the termination of the agreement (which generally has a ten-year term), the Company is entitled to a payment, out of the life insurance death benefit or the policy's cash surrender value, in an amount equal to the sum of the premiums it has paid on the policy plus the amount the Company has paid the lender under its guarantee of the loan, plus the unpaid principal and interest on the loan. In addition, the Company pays the taxes (on a grossed-up basis) incurred by Mr. Panic in connection with the payment by the Company of the premiums on the life insurance policy. In February 2002, the Company prepaid premiums of approximately $1,800,000 on the life insurance policy. The policy currently has a cash surrender value of approximately $1,800,000 and a death benefit of approximately $6,400,000.

     In April 2002, the Company expects to finalize an additional split dollar agreement with Mr. Panic on substantially identical terms as in the 1996 agreement described above. The new life insurance policy pursuant to this split dollar agreement has a death benefit of $3,400,000. An initial premium of $85,000 has been paid on this policy.

COMPENSATION COMMITTEE REPORT

     The following statement made by the members of the Compensation and Benefits Committee (the "Committee") shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts. The Committee is composed of Messrs. Barker and Moses, and Ms. Tomich, each of whom is a non-employee director for purposes of Rule 16-b3 of the Exchange Act.

     The Committee considers and recommends to the Board of Directors the base salary to be paid to the Chief Executive Officer, assists in the determination of the base salary for all other executive officers, makes recommendations to the Board of Directors with respect to the Company's overall compensation policies, administers and grants options and awards under the Amended and Restated 1998 Stock Option Plan and the Long-Term Incentive Plan with respect to executive officers, and performs such duties as the Board of Directors may from time to time request.

     In establishing and administering the Company's compensation policies and programs, the Committee considered the compensation plans and arrangements of a peer group of companies with which the Company competes for customers and executive talent, including the levels of individual compensation for similarly situated executives of the peer group, as well as factors specifically relevant to the Company. The basic objective of the Committee is to formulate compensation policies and programs intended to attract, retain, and motivate highly qualified key employees, including executive officers. Compensation of executive officers and other key employees, including each of the Named Executive Officers, is comprised of three principal elements: (i) base salary, (ii) annual bonus and (iii) stock ownership.

Base Salary

     The Committee believes that it is important to pay reasonable and competitive salaries. Generally, salaries are paid within certain grades which are established by the Human Resources Department of the Company after reviewing data of comparable companies in the same industry (prepared by Towers-Perrin, a compensation consulting company). The Company's salary levels are in the median of compensation paid for similar positions in comparable companies. Grades are updated to reflect changes in the marketplace. The salary of an executive generally reflects his level of responsibility and position in the Company and is reviewed on an annual basis by a supervisory manager(s) and the Committee. To determine the grade level of an employee, the Board of Directors adopts an annual budget and financial plan which incorporates the goals and objectives to be achieved by the Company and its specific operating units. The goals focus on growth in operating income and growth in earnings per share. Each executive is responsible for the performance of their unit in relation to the plan. Specific goals and objectives for each executive are reviewed by the executive and their supervisor. In reviewing the annual performance which will determine the executive's compensation, the supervisor assesses a performance grade based on the pre-set performance objectives. This assessment is used to determine base salary for the following year.

    During 2001, each of the Named Executive Officers received base salary increases. These increases for the named Executive Officers (other than Mr. Panic) were based upon each officer's individual services rendered, level and scope of responsibility and experience. Also taken into account was the relationship of the compensation of such officers to the compensation of officers occupying comparable positions in other organizations. Mr. Panic's 2001 base salary increase is discussed in the "Chairman Employment
Agreement" portion of the "Executive Compensation and Related Matters" section hereof.

   Bonus Plan

     The Company has adopted an Incentive Bonus Plan which is intended to provide a means of annually rewarding certain key employees, including each of the Named Executive Officers, based on the performance of the Company. The plan is based on target goals of growth in both operating income and earnings per share, and individual performance goals are compared against the target goals established. Recommendations are made by individual supervisors and approved by the Committee. Bonuses may be paid even when the objective standards are not met if specific contributions by an employee merit a bonus or the reasons for failure to meet the objective standards are beyond the control of the Company and/or the employee.

     The Committee believes that this compensation approach allows management to focus on key business objectives in the short-term, and to support long-term performance through stock ownership (described below). Under the Incentive Bonus Plan, in 2001 management recommended for each executive officer a bonus based on the performance of regional divisions. The regional divisions are measured by performance as compared to the Company's business plan for the year. The target award percentage for Named Executive Officers (other than Mr. Panic) for 2001 ranged from 40% to 45% of salary, subject to adjustment. Mr. Panic's 2001 bonus is discussed in the "Chief Executive Officer Compensation" section below.

   Equity Programs

     The Committee believes that executive officers and other significant employees, who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value, should have a significant stake in the Company's on-going success. This focuses attention on managing the Company as an owner with an equity position in the business and seeks to align these employees' interests with the long-term interests of stockholders. Accordingly, on May 27, 1998, at the Company's 1998 Annual Meeting of Stockholders, the stockholders approved the 1998 Stock Option Plan (a program developed for the Company by Towers-Perrin) under which stock options are granted as long-range incentives to executives. The amount of options granted to any executive is tied to salary and performance, and no grant to an executive is automatic. Management recommends to the Committee those executives to whom options should be granted and the number of options to be granted to them. Generally, the number of options granted to an executive reflects his or her level of responsibility and position in the Company. To encourage executives to remain in the employ of the Company, options generally vest and become exercisable at an annual rate of 25% on the expiration of each of the first, second, third and fourth anniversaries of the date of grant. Each option generally has a term of ten years and is granted with an exercise price equal to the fair market value of the underlying shares of common stock on the date of grant. The Committee recommended and, on January 19, 2001 and March 22, 2001, the Company awarded options under the 1998 Stock Option Plan to purchase an aggregate of 350,000 shares of common stock to the Named Executive Officers (other than Mr. Panic).

     Furthermore, on May 29, 1996, at the Company's 1996 Annual Meeting of Stockholders, the stockholders approved a Long Term Incentive Plan ("LTIP") which provides for restricted stock awards to be granted to certain key officers and employees of the Company. Awards under the LTIP are made in the form of the annual grant of fair market value stock options pursuant to the ICN 1994 Stock Option Plan and then in restricted stock awarded upon conclusion of a three-year performance period. Participants are eligible for awards of restricted stock based on the Company's "excess market value" which is defined as the Company's three year average total shareholder return in excess of the Standard and Poor's 500 three year average total shareholder return. Total shareholder return is defined as the appreciation of the stock price assuming all dividends were reinvested in the Company's stock. A pool will be created in the amount of six percent (6%) of the "excess market value" which will be granted in the form of restricted stock at the market value at the date of grant. No award will be granted if the Company's three year average total shareholder return does not exceed the three year average S&P 500 total shareholder return. Any restricted stock awarded under the LTIP vests at a rate of 25% per year starting one year after the date of grant. Only senior executives of ICN holding the positions of Chief Executive Officer, Executive Vice President, Senior Vice President and Regional Manager are eligible to participate in the LTIP. No grants of restricted stock were made to any Named Executive Officer in 2001.

   Chief Executive Officer Compensation

     The Committee determines the compensation of the Chief Executive Officer based on a number of factors. The goal of the Committee is to grant compensation consistent with compensation granted to other chief executive officers of companies in the same industry. The Chief Executive Officer's compensation is set forth in an employment agreement with the Company. The Committee's bases for such compensation is described in the "Chairman Employment Agreement" portion of the "Executive Compensation and Related Matters" section hereof. Special one-time bonuses will be paid, at the Committee's discretion, based on special contributions to the Company. Substantial bonuses are approved by the Board of Directors. In 2001, Mr. Panic received bonuses totaling $1,009,612, based on the Company's performance in 2001. This amount was approved by this Committee. In addition, the Committee recommended and, on January 19, 2001, Mr. Panic was granted an option to purchase 100,000 shares of Common Stock with a per share exercise price of $23.44. The Committee also recommended, and on March 22, 2001, Mr. Panic was granted an option to purchase 200,000 shares of Common Stock with a per share exercise price of $21.60. The exercise prices each represent the fair market value of the Common Stock on the date of grant. These grants were determined by the Committee based on factors such as the Company's overall performance, Mr. Panic's individual performance and the compensation of similarly situated executives at comparable corporations.

   Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), which was enacted in 1993, generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year beginning after January 1, 1994 to the chief executive officer and any of the four other most highly compensated executive officers who are employed by ICN on the last day of the taxable year.
Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by the stockholders. The application of
Section 162(m) is not expected to have a material impact on the Company.

                                Respectfully submitted,
                                Compensation and Benefits Committee
                                Norman Barker, Jr., Chairman
                                Stephen D. Moses
                                Rosemary Tomich

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company's financial reporting process. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed and approved annually by the Board of Directors. A copy of the Audit Committee Charter, approved August 12, 1999, was included as Annex B to the Company's 2001 Proxy Statement.

     This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and the Company's independent public accountants; (ii) discussed with the Company's independent public accountants the matters required to be reviewed pursuant to the Statement on Auditing Standards No. 61 (Communications with Audit Committees); (iii) reviewed the written disclosures letter from the Company's independent public accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the Company's independent public accountants their independence from the Company.

     Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for filing with the Commission.

                                Respectfully submitted,

                                Audit Committee
                                Stephen Moses, Chairman
                                Edward Burkhardt
                                Rosemary Tomich

                             PERFORMANCE GRAPH

     The following graph compares ICN's cumulative total stock return on the Common Stock with the cumulative return on the Standard & Poor's Mid Cap 400 Index ("S&P Mid Cap 400 Index"), Standard and Poor's 500 Index (the "S&P 500") and the 5-Stock Custom Composite Index ("Composite Index") for the five years ended December 31, 2001. In prior years, the Company's stock performance graph compared the Company's stock performance with the S&P 500 Index. Because the Company is a component of the S&P Mid Cap 400 Index, the company will substitute the S&P Mid Cap 400 Index for the S&P 500 Index in subsequent years. The comparison of the Company's stock performance to the S&P 500 Index is included for historical purposes only and will not be included next year. The Composite Index consists of Allergan Inc., Elan Corporation plc, Forest Laboratories, Inc. -- Class A, Mylan Laboratories Inc. and Watson Pharmaceuticals Inc. In prior years, the Composite Index included ALZA Corporation rather than Elan Corporation plc. Since Johnson & Johnson acquired ALZA Corporation in 2001, ALZA Corporation has been removed from the Composite Index and replaced with Elan Corporation plc. Factors used in deciding to include Elan Corporation plc in the Composite Index included similarity of market capitalization, international presence and existence of branded products. The graph assumes an initial investment of $100 on December 31, 1996 and that all dividends were reinvested.


                          CUMULATIVE TOTAL RETURN





                                [LINE GRAPH]





         Based on reinvestment of $100 beginning December 31, 1996



----------------------------------------------------------------------------------------------------------------------
                                              Dec 96       Dec 97       Dec 98      Dec 99      Dec 00      Dec 01
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
ICN Pharmaceuticals, Inc.                      $100         $252         $176        $199        $244        $270
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
S&P Mid Cap 400 Index                          $100         $130         $153        $174        $202        $199
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Custom Composite Index (5 Stocks)              $100         $134         $239        $232        $410        $418
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
S&P 500                                        $100         $131         $166        $198        $178        $155
----------------------------------------------------------------------------------------------------------------------



                            CERTAIN TRANSACTIONS

     See "Executive Compensation and Related Matters" for information concerning outstanding loans to executive officers of the Company.

     Venable, Baetjer and Howard LLP, a law firm with which Senator Bayh is currently affiliated, billed the Company for legal fees of approximately $119,481 in 2001. Oppenheimer, Wolff & Donnelly LLP, a law firm with which Senator Bayh was affiliated until May 2001, billed the Company for legal fees of approximately $126,679 in 2001.

     Coudert Brothers, LLP, a law firm of which our Executive Vice President, General Counsel and Corporate Secretary, Gregory Keever, is a member, billed the Company for legal fees of approximately $3,677,703 in 2001.


                       INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP was selected as the Company's independent public accountants for calendar year 2001. PricewaterhouseCoopers LLP will be present at the Annual Meeting and such representative will have an opportunity to make a statement if desired. Further, such representative will be available to respond to appropriate stockholder questions directed to him or her.

AUDIT FEES

     The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's consolidated annual financial statements and the reviews of the financial statements included in the Company's Forms 10-Q for the year ended December 31, 2001 amounted to approximately $2,191,000, of which an aggregate amount of approximately $987,000 has been billed through December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for financial information systems and design or implementation for the year ended December 31, 2001 amounted to approximately $128,000.

ALL OTHER FEES

     In addition to the fees described above, aggregate fees of $8,772,000 were billed by PricewaterhouseCoopers during the year ended December 31, 2001, primarily for the following professional services:

         Audit -related services (a)                          $6,293,000
         Income tax compliance and related tax services       $2,372,000
         Other (b)                                            $107,000

(a) Audit related fees include fees for assistance with the following: the Ribapharm Offering, Ribapharm Inc. and ICN International AG, the filing of a Form S-4 related to the exchange offer for the Company's 8 3/4% Senior Notes due 2008, the private placement and subsequent registration of the Company's 6 1/2% Convertible Subordinated Notes due 2008, various mergers and acquisition activities, the review of the Company's global cost accounting structure, the audit of the Schering-Plough license agreement royalty and the issuance of consents and comfort letters.

(b) Other fees include fees for miscellaneous research items and other services performed.


     The Audit Committee of the Company's Board of Directors has considered whether the provision of non-audit professional services rendered by PricewaterhouseCoopers LLP is compatible with maintaining their independence, and believes that the provision of such services is so compatible.

                           STOCKHOLDER PROPOSALS

     The Company's Amended and Restated Certificate of Incorporation provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 60 days or more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be given not later than the close of business on the 10th day following the earlier of (i) the day on which the notice of the date of the meeting was mailed, or (ii) the day on which such public disclosure was made.

     Any stockholder wishing to submit a proposal to be included in the proxy materials relating to the Company's 2003 Annual Meeting must submit such proposal to the Company so that it is received by the Company at its
principal executive offices no later than [          ] 2003.


                               ANNUAL REPORT

     The Annual Report to Stockholders for the year ended December 31, 2001 (including audited financial statements) is being mailed to stockholders with this Proxy Statement. The Annual Report does not form part of the material for the solicitation of proxies.

                             PROXY SOLICITATION

     The costs of preparing and mailing this Notice and Proxy Statement and the enclosed form of proxy will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may, at the Company's expense, solicit proxies in person, by telephone, telegraph, courier service, advertisement, telecopier or other electronic means. The Company has retained Morrow & Company Inc. ("Morrow") to assist in the solicitation of proxies. The Company will pay fees to Morrow not to exceed $650,000, plus reasonable out-of-pocket expenses incurred by them. Morrow will employ up to approximately [ ] people to solicit proxies from the Company's stockholders. The Company will pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for forwarding solicitation material to principals and for obtaining their instructions.

    The Company has agreed to pay $1,000,000 to UBS Warburg LLC ("UBS Warburg") to act as exclusive financial advisor in connection with the Annual Meeting. The Company has also agreed to pay an advisory fee payable promtply within two business days following the date of the Annual Meeting. The precise amount of the advisory fee will be mutually agreed upon in good faith by the Company and UBS Warburg. Annex C sets forth certain information relating to UBS Warburg.

    In addition to the engagement of Morrow and UBS Warburg described above, expenses related to the solicitation of stockholders in excess of those normally spent for an annual meeting and excluding the costs of potential litigation, are expected to aggregate approximately $[ ], of which approximately $[ ] has been spent to date. ANNEX A SETS FORTH CERTAIN INFORMATION RELATING TO THE COMPANY'S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS OF THE COMPANY WHO MAY BE SOLICITING PROXIES ON THE COMPANY'S BEHALF.

                               MISCELLANEOUS

     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters, of which the Board is not now aware, should properly come before the Annual Meeting, it is intended that the person named in the accompanying form of proxy will vote such proxy in accordance with his best judgment on such matters.


                                By Order of the Board of Directors,




                                Milan Panic
                                Chairman of the Board

Costa Mesa, California

April __, 2002


     THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO:
SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626.

                                                                     ANNEX A

 INFORMATION CONCERNING THE DIRECTORS, DIRECTOR NOMINEES AND CERTAIN OFFICERS
                OF THE COMPANY WHO ALSO MAY SOLICIT PROXIES

     The following table sets forth certain information relating to the directors, nominees and executive officers of ICN Pharmaceuticals, Inc. (the "Company") who also may solicit proxies from the Company's stockholders ("Participants").


DIRECTORS

     The principal occupations of the Company's directors and nominees for directors who are deemed Participants in the solicitation are set forth under the "Election of Directors" section of this Proxy Statement. The names and addresses of these persons are set forth below. For additional information concerning these persons see the "Information Concerning Nominees and Directors" section of this Proxy Statement.

NAME                                      ADDRESS
----                                      -------

Norman Barker, Jr.                        9601 Wilshire Blvd., Suite 623
                                          Beverly Hills, CA 90210

Birch E. Bayh, Jr.                        Venable, Baetjer and Howard LLP
                                          1201 New York Avenue, N.W.
                                          Washington, D.C. 20005

Edward A. Burkhardt                       Rail World, Inc.
                                          8600 W. Bryn Mawr Ave., Suite 500N
                                          Chicago, IL 60631

Abraham E. Cohen                          100 United Nations Plaza
                                          New York, NY  10017

Roger R. Fogleman                         Durango Aerospace, Inc.
                                          406 Snowcap Lane
                                          Durango, CO 81303

Roderick M. Hills                         Hills Enterprise Ltd.
                                          1200 19th Street, NW
                                          Suite 201
                                          Washington, D.C. 20036

Adam Jerney                                             *

Richard H. Koppes                         2150 River Plaza Drive
                                          Suite 170
                                          Sacramento, CA  95833

Jean-Francois Kurz                        Rue de l'Eglise
                                          CH-1261 Trelex
                                          Switzerland

Steven J. Lee                             PolyMedica Corporation
                                          11 State Street
                                          Woburn, MA 01801

Stephen Moses                             Stephen Moses Interests
                                          1801 Avenue of the Stars, Suite 1150
                                          Los Angeles, CA 90067

Milan Panic                                             *

Rosemary Tomich                           611 Landor Lane
                                          Pasadena, CA 91106


---------------------

*    Unless otherwise indicated, the Directors' address is ICN
     Pharmaceuticals, Inc. 3300 Hyland Avenue, Costa Mesa, California
     92626.

EXECUTIVE OFFICERS

     The Principal occupations of executive officers of the Company who may be deemed Participants are set forth under the "Executive Officers" section of this Proxy Statement. The principal business address of each such person is that of the Company, 3300 Hyland Avenue, Costa Mesa, California 92626.

INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

     The number of shares of Common Stock held by directors and the executive officers is set forth under the "Beneficial Ownership of Stock" section of this Proxy Statement.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

     The following table sets forth purchases and sales of the Company's securities by the Participants listed below since January 1, 2000. All transactions are in Common Stock.


                                                                           NUMBER OF SHARES
                                                                             COMMON STOCK
                                                                            PURCHASED OR
NAME                                                        DATE           (SOLD/EXCHANGED)       FOOTNOTE
----                                                        ----           ----------------       --------

Norman Barker, Jr......................................                           --

Birch E. Bayh, Jr......................................   03/15/02             8,478                 (1)
                                                          03/15/02            (3,721)                (2)

Edward A. Burkhardt....................................   03/21/01           100,000                 (3)
                                                          02/23/01            10,000                 (3)
                                                          02/22/01            40,000                 (3)
                                                          02/12/01           100,000                 (3)

Alan F. Charles........................................   03/15/02            17,535                 (1)
                                                          03/15/02           (17,535)                (2)

Abraham E. Cohen.......................................                           --

Ronald R. Fogleman.....................................   03/28/01             1,000                 (3)

Roderick M. Hills......................................                           --

Adam Jerney............................................   09/26/01            (4,829)                (4)
                                                          09/20/01            27,000                 (3)
                                                          07/03/01           (26,151)                (4)
                                                          06/15/01           116,407                 (1)
                                                          01/22/01            16,571                 (1)
                                                          01/22/01            51,736                 (1)
                                                          01/22/01            38,803                 (1)
                                                          01/22/01            41,427                 (1)
                                                          07/13/00           179,953                 (1)
                                                          07/13/00            82,855                 (1)

Richard H. Koppes(5)....................................                          --

Jean-Francois Kurz.....................................   03/04/02             3,188                 (1)
                                                          03/04/02            (3,188)                (2)
                                                          03/06/00             1,912                 (1)
                                                          03/06/00            (1,912)                (2)

Steven Lee.............................................   03/14/01            10,000                 (3)
                                                          03/13/01            15,000                 (3)

Stephen D. Moses.......................................   03/19/02             3,868                 (1)
                                                          03/15/02             8,997                 (1)
                                                          03/15/02            (8,997)                (2)

Milan Panic............................................   03/15/02            95,640                 (1)
                                                          03/15/02           (95,640)                (2)
                                                          01/18/02          (169,578)                (7)
                                                          01/18/02            20,701                 (1)
                                                          01/18/02          (197,409)                (1)
                                                          01/18/02           (78,590)                (7)
                                                          01/18/02           522,407                 (1)
                                                          01/18/02          (314,423)                (6)
                                                          04/23/01           336,146                 (1)
                                                          04/05/01          (100,000)                (2)
                                                          12/29/00           (20,900)                (8)


Rosemary Tomich........................................                           --

John E. Giordani.......................................   11/20/01             5,188                 (1)
                                                          11/20/01            (5,188)                (2)
                                                          06/08/01            19,750                 (1)
                                                          06/08/01           (19,750)                (2)
                                                          06/08/01             1,594                 (1)
                                                          06/08/01            (1,594)                (2)
                                                          06/08/01             2,071                 (1)
                                                          06/08/01            (2,071)                (2)
                                                          12/17/00            (2,908)                (2)
                                                          12/11/00             6,100                 (1)
                                                          12/11/00            (6,100)                (2)
                                                          12/11/00            12,500                 (1)
                                                          12/11/00           (12,500)                (2)
                                                          12/08/00            20,000                 (1)
                                                          12/08/00           (20,000)                (2)
                                                          12/07/00             4,800                 (1)
                                                          12/07/00            (4,800)                (2)
                                                          12/05/00             6,600                 (1)
                                                          12/05/00            (6,600)                (2)
                                                          02/28/00             6,376                 (1)
                                                          02/28/00            (6,376)                (2)
Gregory Keever..........................................                          --

Bill A. MacDonald......................................   11/19/01            (2,794)                (2)
                                                          06/06/01            (3,000)                (2)
                                                          11/29/00            (3,000)                (2)
                                                          11/17/00            16,124                 (1)
                                                          11/17/00           (16,124)                (2)
                                                          11/17/00             9,375                 (1)
                                                          11/17/00            (9,375)                (2)
                                                          11/17/00             3,720                 (1)
                                                          11/17/00            (3,720)                (2)
                                                          11/17/00               781                 (1)
                                                          11/17/00              (781)                (2)

Johnson Y.N. Lau M.D., Ph.D.............................                          --

James McCoy.............................................                          --

David C. Watt..........................................   03/12/02            (2,954)                (2)
                                                          03/12/02            35,990                 (1)
                                                          03/12/02           (35,990)                (2)
                                                          12/14/01             8,478                 (1)
                                                          12/14/01            (8,478)                (2)
                                                          12/14/01             4,000                 (1)
                                                          12/14/01            (4,000)                (2)
                                                          06/15/01            18,750                 (1)
                                                          06/15/01           (18,750)                (2)
                                                          06/15/01            32,250                 (1)
                                                          06/15/01           (32,250)                (2)
                                                          06/15/01            (2,862)                (2)
                                                          06/13/01            23,481                 (1)
                                                          06/13/01           (23,481)                (2)
                                                          06/13/01            12,428                 (1)
                                                          06/13/01           (12,428)                (2)
                                                          12/04/00           (23,934)                (2)
                                                          08/07/00             5,184                 (1)
                                                          08/07/00            18,750                 (1)
                                                          03/15/00            (3,806)                (2)

-----------------

(1) Exercise of stock options.

(2) Open market sale.

(3) Open market purchase.

(4) Shares remitted to ICN as payment on a loan made by ICN.

(5) Information contained in the Proxy Statement and this Annex A concerning Richard H. Koppes has been obtained from a letter dated March 21, 2002 from Mutual Shares Fund sent to the Company pursuant to which Mr. Koppes was nominated to serve as a director of the Company.

(6) Shares exchanged in connection with exercise of options.

(7) Surrender of stock options in connection with exercise of stock options.

(8) Gift given.

INFORMATION REGARDING TRANSACTIONS IN SECURITIES OF THE COMPANY'S
SUBSIDIARIES BY PARTICIPANTS

     The following table sets forth purchases and sales of the common stock of Ribapharm Inc. ("Ribapharm"), a majority owned subsidiary of the Company, by the Participants listed below since January 1, 2000. No other purchases, sales or exchanges in securities of other subsidiaries of the Company have been made.


                                                                 NUMBER OF SHARES
                                                                 OF COMMON STOCK
                                                                 PURCHASED OR
NAME                                                   DATE      (SOLD/EXCHANGED)     FOOTNOTE
----                                                   ----      ----------------     --------
Norman Barker, Jr...........................
Birch E. Bayh, Jr...........................
Edward A. Burkhardt.........................
Alan F. Charles.............................
Abraham E. Cohen............................
Ronald R. Fogleman..........................
Roderick M. Hills...........................
Adam Jerney.................................                     [TO COME]
Richard H. Koppes...........................
Jean-Francois Kurz..........................
Steven Lee..................................
Stephen D. Moses............................
Milan Panic.................................
Rosemary Tomich.............................
John E. Giordani............................
Gregory Keever..............................
Bill A. MacDonald...........................
Johnson Y.N. Lau M.D., Ph.D.................
James McCoy.................................
David C. Watt...............................


----------------------------

     In addition, Dr. Lau received a grant of options to acquire $1,200,000 shares of Ribapharm common stock. This grant was made at the time of completion of the Ribapharm initial public offering. These options have an exercise price of $10.00 per share, a term of 10 years and a vesting schedule of 25% each year, commencing on the first anniversary of grant. However, these options, even when vested, will not be exercisable until the earlier of the completion of the tax free distribution by the Company of its shares of Ribapharm common stock or September 30, 2003.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

     Except as described in this Annex A or in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly beneficially owns any shares of Common Stock or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Annex A or in this Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2000, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest. Except as described in this Annex A or in this Proxy Statement, no Participant or Participant Affiliate has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates; or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                                                                    ANNEX B


         ICN PHARMACEUTICALS, INC. CORPORATE GOVERNANCE GUIDELINES

                   SELECTION AND COMPOSITION OF THE BOARD


I        NOMINATING COMMITTEE
There is a nominating committee responsible for reviewing the Board for the appropriate skills and characteristics required of the Board members in the context of the current make-up of the Board. This assessment should include issues of judgment, diversity, age, and skills such as understanding of the business, international background--all in the context of an assessment of the perceived needs of the Board at that point in time.

II       SELECTION AND ORIENTATION OF NEW DIRECTORS
The Board should be responsible for selecting its own members and in recommending them for election by the stockholders. The Board delegates the screening process involved to the Nominating Committee with the direct input from the Chairman of the Board and the Chief Executive Officer. The Board and the Company have a complete orientation process for new Directors that includes background material, meetings with senior management and visits to Company facilities.

III      EXTENDING THE INVITATION TO A POTENTIAL DIRECTOR TO JOIN THE BOARD
The invitation to join the Board should be extended by the Board itself via the Chairman of the Board and Chief Executive Officer of the Company, together with an independent director, when appropriate.

IV       NOMINATING COMMITTEE REVIEW OF BOARD
The Nominating Committee in conjunction with the Chief Executive Officer will formally review each director's continuation on the Board every three years, preceding renomination. The Nominating Committee will give annually to the Board an assessment of the Board's performance as soon as practicable after the close of the fiscal year.

                              BOARD LEADERSHIP

V        SELECTION OF THE CHAIRMAN AND CEO
The Board should be free to make this choice any way that seems best for the Company at a given point in time.

VI       CHAIRMAN OF THE COMMITTEE ON CORPORATE GOVERNANCE
The Chairman of the Committee on Corporate Governance will be an independent Director. The Chairman of the Committee, together with the members of that Committee, will develop the agenda for those regular sessions and periodically review the Board's governance procedures.

VII      MIX OF MANAGEMENT AND INDEPENDENT DIRECTORS
The Board believes that as a matter of policy, there should be a majority of Independent Directors.


                     BOARD COMPOSITION AND PERFORMANCE


VIII     BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR DIRECTORS
Independent directors are persons who are not employees, paid consultants or contractors for the company, or any persons related within two degrees of consanguinity to such ineligible persons. Directors are encouraged to own stock in the company.

IX       FORMER CHAIRMAN/CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP
The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chairman or CEO resigns from that position, he/she should submit his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chairman or CEO and the Board.

X        RETIREMENT AGE
Retirement age is 70 for directors first appointed after July 1, 2002.

XI       BOARD COMPENSATION
It is appropriate for the staff of the Company to report once a year to the Compensation Committee on the status of Board compensation in relation to other companies. As part of a Director's total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a Director's compensation should be provided and held in common stock units. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with concurrence by the Board.

XII      BOARD'S INTERACTION WITH INVESTORS, MEDIA AND THE PUBLIC
The Board believes that the Management speaks for ICN Pharmaceuticals, Inc. Individual Board members may, from time to time at the request of the Management, meet or otherwise communicate with various constituencies. Comments from the Board are appropriate, in compliance with the company's existing policy relating to disclosure of corporate information; however, comments should, in most circumstances, come from the Chairman.

                  BOARD RELATIONSHIP TO SENIOR MANAGEMENT


XIII     REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS
The Board welcomes the regular attendance at each Board meeting of non-Board members who are in the most senior management positions of the company.

XIV      BOARD ACCESS TO SENIOR MANAGEMENT
Board members have complete access to ICN's management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Company. Furthermore, the Board encourages the Management to bring managers into Board meetings who:
(a) can provide additional insight into the items being discussed because of personal involvement in these areas and/or, (b) are managers with future potential that the senior management believes should be given exposure to the Board.

XV       SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS
The Chairman of the Board/Chief Executive Officer will establish the agenda for each board meeting. Each board member is free to suggest the inclusion of item(s) on the agenda.

XVI      BOARD MATERIALS DISTRIBUTED IN ADVANCE
Information and data that is important to the Board's understanding of the business will be distributed in writing to the Board before the Board meets. The Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

XVII     BOARD PRESENTATIONS
Presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material.

                             COMMITTEE MATTERS


XVIII    NUMBER, STRUCTURE AND INDEPENDENCE OF COMMITTEES
From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current committees are Nominating, Corporate Governance, Executive, Finance, Audit,
Compensation, Science and Technology, and Communications. Committee membership will consist only of Independent Directors, although the Chairman and Chief Executive Officer is a member of the Executive Committee and an ex-officio member of all other committees except Audit and Compensation.

XIX      ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS
The Chairman and Chief Executive Officer shall consider the assignment of committee membership and submit its nominees to the full Board for approval.

XX       FREQUENCY AND LENGTH OF COMMITTEE MEETINGS
The Committee Chairman, in consultation with committee members, will determine the frequency and length of the meetings of the Committee. Meetings will be called and meeting arrangements made by the Corporate Secretary.

XXI      AUDIT COMMITTEE INDEPENDENCE
The Audit Committee consists entirely of independent directors. It shall dedicate a portion of each meeting to an executive session with the Company's outside auditors with no management present.

XXII     COMMITTEE AGENDA
The Chairman of the Committee, in consultation with the appropriate members of the Committee and management, will develop the Committee's agenda.


                           LEADERSHIP DEVELOPMENT


XXIII    FORMAL EVALUATION OF THE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER
The independent Directors shall, as a committee, evaluate the performance of the Chief Executive Officer annually, and, as appropriate, communicate its conclusions to the Nominating Committee as well as the Chairman and Chief Executive Officer. The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the Chairman and Chief Executive Officer.

XXIV     SUCCESSION PLANNING
There should also be available, on a continuing basis, the Chief Executive Officer's recommendation of a successor should he/she be unexpectedly unable to serve, and the Chief Executive Officer should report to the Board annually on succession planning.

                                                                    ANNEX C

                   INFORMATION CONCERNING UBS WARBURG LLC

     In connection with the engagement of UBS Warburg LLC ("UBS Warburg") as financial advisor, the Company anticipates that employees of UBS Warburg may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are shareholders for the purpose of assisting in the solicitation of proxies. Although UBS Warburg does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, or that Schedule 14A requires the disclosure of certain information concerning UBS Warburg, the following persons: [ ] (collectively, the "Financial Advisor Participants") may assist the Company in the solicitation of proxies for the Annual Meeting. The principal business address of Messrs. [ ] is 299 Park Avenue, New York, NY 10171.

    UBS Warburg has provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. USB Warburg engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, UBS Warburg may actively trade securities of the Company for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. UBS Warburg has advised the Company that as of April __, 2002, UBS Warburg held a net long position of approximately [ ] shares of Common Stock. Except as set forth above, to the Company's knowledge, none of UBS Warburg, or any of the Financial Advisor Participants, has any interest, direct or indirect, by security holdings or otherwise, in the Company.

                                                            Gold Proxy Card


                                [ICN LOGO]


                         ICN PHARMACEUTICALS, INC.

              3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 2002

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         ICN PHARMACEUTICALS, INC.

     The undersigned hereby appoints Milan Panic and Gregory Keever as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of ICN Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on April 9, 2002 at the annual meeting of stockholders to be held at 10:00 a.m. P.D.T. on May 29, 2002 or any adjournments or postponements thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote "FOR" the nominees to the Board of Directors listed on the reverse side of this proxy card.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE COMPANY'S DIRECTOR NOMINEES.

     (Continued and to be signed on the reverse side.)

     (Continued from other side)

                                                            Gold Proxy Card

[X] Please mark your vote as in this example.

The Board of Directors of the Company recommends a vote "FOR" Birch E. Bayh, Jr., Abraham E. Cohen and Richard H. Koppes as directors of the Company.



[ ] FOR ALL NOMINEES LISTED     [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED


(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the following space.)

-------------------------------------------------------------------------------

At their discretion, the Proxies are authorized to vote upon any other matter as may come before the Annual Meeting.

This Proxy revokes all prior proxies given by the undersigned with respect to matters covered by this proxy and the voting of shares of common stock at the 2002 Annual Meeting.

                                The undersigned acknowledges receipt
                                of the copy of the Notice of Annual
                                Meeting and Proxy Statement of the
                                Company relating to the Annual
                                Meeting.

                                THE BOARD OF DIRECTORS OF THE COMPANY
                                RECOMMENDS THAT YOU SIGN, DATE AND
                                MAIL THIS PROXY CARD TODAY.

                                --------------------------------------
                                SIGNATURE                  DATE

                                --------------------------------------
                                SIGNATURE                  DATE

                                --------------------------------------
                                TITLE OR AUTHORITY

                                Please date this Proxy and sign
                                exactly as your name appears herein.
                                When there is more than one owner, all
                                must sign, when signing as an
                                attorney, executor, administrator,
                                trustee, guardian, corporate officer
                                or partner, sign full title as such.
                                If a corporation, please sign in full
                                corporate name by duly authorized
                                officer. If a partnership, please sign
                                in partnership name by a duly
                                authorized person.